As originally filed with the Securities and Exchange Commission on
                               November 17, 1999.

                           Registration No. 333-90953

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      POST EFFECTIVE AMENDMENT TO FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                        AIR PACKAGING TECHNOLOGIES, INC.
        (Exact Name of Small Business Issuer as Specified in its Charter)

     DELAWARE                          3089                       95-4337254
(State of Incorporation)         (Primary Standard           (I.R.S. Employer
                                   Industrial            Identification Number)
                               Classification Number)

                                 Donald Ochacher
                             Chief Executive Officer
                25620 Rye Canyon Road, Valencia, California 91355
                                 (661) 294-2222
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

J. G. McAllister, Esq.
W. Sterling  Mason, Esq.
405 E. 12450 S0.
Draper, Utah 84020
(801) 572-6610

 Approximate date of proposed sale to the public:

                        As soon as practicable after the
                    Registration Statement becomes effective.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check this box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
Title of each class
Of securities to be      Amount to be                                Amount of
Registered               Registered       Price Per Share       Registration Fee
Maximum Offering


Common Stock, $0.01       3,622,943           $0.4375                    $418.45



-------------------------------------------------------------------------------

(1) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the high and low price of the Registrant's Common Stock on July 25,2000.
(2) The amount to be registered includes an indeterminate number of shares issuable as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.
(3) Estimated solely for the purpose of computing the amount of the registration fee.
(4)  $427.16 previously Paid on November 17, 1999.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET

                     PURSUANT TO ITEM 501 OF REGULATION S-K
                             And Sec. Rel. No. 7497
                  Showing Location in Prospectus of Information
                      Required by Part I Items of Form S-1

Item
 No.              Form S-1 Caption                              Page
-----             ----------------                              ----
 1.      Forepart of Registration
         Statement and Outside Front
         Cover Page of Prospectus.............................  Cover
 2.      Inside Front Cover and
         Outside Back Cover Pages.............................  Cover
 3.      Prospectus Summary...................................    5
    >>         Risk Factors ..................................    6
 4.      Use of Proceeds......................................   10
 5.      Dilution.............................................   10
  6.     Selling Security Holders.............................   32
  7.     Plan of Distribution.................................   32
  8.     Interests of Named Experts and Counsel...............   N/A
  9.     Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities.......   34
  10.    Information with Respect to the Registrant
         >>   Prospectus Summary..............................    5
         >>   Risk Factors....................................    6
         >>   Selected Consolidated Financial Data............   10
         >>   Management's Discussion and Analysis
                of Financial Condition and Results of
                Operations ...................................   11
         >>   Liquidity and Capital Resources.................   15
         >>   Year 2000.......................................   17
         >>   Business........................................   17
         >>   Management......................................   23
         >>   Security Ownership of Certain Beneficial
                 Owners and Management........................   27
         >>   Certain Transactions............................   27
         >>   Description of Securities of the Company........   29
         >>   Market for the Company's Common Stock...........   30

                                   PROSPECTUS

                                3,622,943 Shares

                        AIR PACKAGING TECHNOLOGIES, INC.
                          Common Stock, Par Value $.01


     This Prospectus relates to the resale by the Selling Stockholders, identified herein, of an aggregate of up to 3,622,943 shares of Common Stock of the Air Packaging Technologies, Inc. (the "Company"), which are presently owned by certain of the Selling Stockholders of which 3,137,943 resulted from their conversion of certain Debentures previously held by said Selling Stockholders. See "Selling Persons and Plan of Distribution." The Company has received the proceeds from the payment for the Debentures and therefore will not receive any of the proceeds from the sale of shares.


     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Common Stock of the Company is traded on the OTC Bulletin Board under the symbol "AIRP" operated by NASD, Inc. On July 24, 2000 the last reported sales price for the Company's Common Stock on the OTC Bulletin Board was $0.4844. See "Price Range of Common Stock."

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN A OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

Subject to completion, dated July 28, 2000

The Date of this Prospectus is __________, 2000.

                               PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed  information
and  financial   statements   appearing  elsewhere  in  this  Prospectus.   Each
prospective investor is urged to read this Prospectus in its entirety.

     This Prospectus contains forward looking statements that involve risk and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.


                                   The Company

     Since 1992, Air Packaging Technologies, Inc., a Delaware corporation ("herein referred to as "APTI", the "Issuer", or "We"as the text may dictate) has been engaged in the manufacturing, distribution, marketing, and continued development of inflatable, protective packaging for use in shipment of higher value and fragile products. We hold worldwide patents on a packaging system which utilizes chambered packing material to provide a cushion of air around products during shipment. Its Air Box(R) system competes favorably against materials like bubble wrap, urethane foam, etc., in terms of protection, ease of use and storage, for shipment of higher value items throughout the world. In addition, in the year 2000 we have been agressively targeting the promotion packaging market and focusing on the lower priced, higher volume packaging market with new products.

     Our corporate offices are located at 25620 Rye Canyon Road, Valencia, California 91355; our telephone number is (661) 294-2222; and our facsimile number is (661) 294-0947.

     An investment in the shares of the Common Stock offered hereby involves a high degree of risk. See "Risk Factors."


The Offering

Securities Offered by the
 Company..............................  None

Securities Offered by the

 Selling Stockholders.................  up to 3,622,943 shares of Common Stock


Common Stock Outstanding prior
 To and after the Offering (1)........  10,758,358 shares


Use of proceeds.......................  The Company will not receive any proceeds from the sale of Common
                                        Stock  by the Selling Shareholders.

Risk Factors..........................  The Common Stock offered by the
                                        Selling Stockholders involves a high
                                        degree of risk.  See "Risk Factors."

Market Symbol (2).....................  AIRP
------------------------------

(1) Based upon the number of shares outstanding as of June 15, 2000, and does not include options and warrants to purchase 1,017,500 shares of the Company's common stock.

(2) The Common Stock of the Company is traded on the NASD, Inc. OTC Bulletin Board under the symbol "AIRP"

                           FORWARD LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. An investment in the Common Stock offered hereby involves a high degree of risk and is not an appropriate investment for persons who cannot afford the loss of their entire investment. Prospective investors should be aware of the following risk factors and should review carefully the financial and other information provided by the Company.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST IN THE SHARES OF COMMON STOCK.

         IT IS HIGHLY LIKELY THAT WE WILL NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE AND WE ARE UNCERTAIN IF WE WILL BE ABLE TO DO SUCH.

         We believe that current and future available capital resources, including cash flow from operations, will be adequate to fund our working capital requirements in the ordinary course of business for the next 12 months. However, we can not be sure that future events will not cause the Company to seek additional capital sooner. Historically, we have never been profitable nor have we been successful in funding our operations from our operational cash flow. In addition, we have been and intend to continue expanding our business activities into new areas which will require additional sources of funding. To the extent capital resources are required by us, there can be no assurance that they will be available on favorable terms, or at all. To the extent that we raise additional capital by selling stock or convertible debt securities, our present shareholders' interest will be diluted. Should funds not be available to us when we need them, this will negatively affect our operations and our ability to expand and diversify our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE A HISTORY OF NET LOSSES. IF WE ARE UNABLE TO BECOME PROFITABLE IT IS UNLIKELY THAT WE WILL BE ABLE TO CONTINUE OUR OPERATIONS.

          We have yet to show a net profit for any given fiscal year. We sustained net losses of approximately $1,853,000; $1,720,000; and $1,824,000 for the fiscal years ended December 31, 1999, 1998, and 1997, respectively that have caused our Independent Certified Public Accountants to issue an explanatory paragraph in their opinions which expresses substantial doubt about our ability to continue as a going concern. We have also sustained net losses for the three months ended March 31, 2000 and 1999 of $366,640 and $362,010 respectively. We have required periodic infusions of capital to survive and remain solvent. There can be no assurance that we will continue to be able to attract additional capital and there can be no assurance that we will become profitable in the foreseeable future.

WE MAY NOT BE ABLE TO MANAGE GROWTH

     Management anticipates that we will be entering a period of significant growth. This growth, if effected, will expose us to increased competition, greater overhead, marketing, working capital, and support costs and other risks associated with entry into new markets, development of new products, and increased sales. To manage growth effectively, we will need to continue to improve and expand our operational, financial and management information systems and telecommunications systems and hire and manage additional personnel. We can not give assurance that our management team and other new personnel will be able to successfully manage our rapidly evolving business, and if we are unable to do so this would have a material detrimental effect upon the Company's operating results.

IF WE FAIL TO COMPETE EFFECTIVELY IN OUR MARKET, WE WILL NOT BE ABLE TO GENERATE SALES WHICH WILL HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our business is highly competitive. All aspects of our business, including price, promptness of service, and product quality are significant competitive factors and our ability to successfully compete with respect to each factor is material to its profitability. We compete with a number of other businesses that have greater market visibility and access. Such companies may develop products or services that are more effective than our products or services and may be more successful in marketing their products or services than us. Some of our current and potential competitors have significantly greater market presence, name recognition and financial and technical resources than the Company, and many have longstanding market positions and established brand names in their respective markets. To the extent that competitors compete on the basis of price, this could result in lower margins for the Company's products. Although we place a high value upon our demonstrated ability to provide a very high quality product in a specialized niche, no assurance can be given that we will be able to compete successfully in our markets, or to compete successfully against current and new competitors as the our markets continue to evolve.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR SERVICES COULD BECOME OBSOLETE AND WE WOULD LOSE CUSTOMERS.

     We are engaged in a business that has experienced tremendous technological change over the past few years. We face all risks inherent in businesses that are subject to rapid technological advancement, such as the possibility that a technology that we have invested heavily in, may become obsolete. Should this happen we would be required to invest in new technology. The inability of the Company to identify, fund the investment in, and commercially exploit such new technology could have an adverse impact on the financial condition of the Company. Our ability to implement our business plan and to achieve the results projected by Management will be dependent, to some extent, upon Management's ability to predict technological advances and implement strategies to take advantage of such changes. Our future profitability will depend upon its ability to adjust to such new developments.

OUR RELIANCE ON INTELLECTUAL PROPERTY CLAIMS

     We rely on a combination of patent laws, copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect our proprietary products. Despite all of our precautions, it may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, our products. In addition, we cannot be certain that others will not develop substantially equivalent or superseding products, thereby substantially reducing the value of our proprietary rights.

     We are not aware that any of our products infringe on the proprietary rights of third parties, and are not currently engaged in any material intellectual property litigation or proceedings. In this respect, we hold patents on processes and related machines that should protect us from such claims and provide some level of competitive edge. Nonetheless, there can be no assurance that we will not become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. In addition, we may initiate claims or litigation against third parties for infringement of the our proprietary rights or to establish the validity of the our proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause product shipment delays or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. Moreover, an adverse outcome in litigation or similar adversarial proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others or require the us to cease the marketing or use of certain products, any of which could have a material adverse effect on our business and operating results. To the extent we wish or are required to obtain licenses to patents or proprietary rights of others, there can be no assurance that any such licenses will be made available on terms acceptable to us, if at all.

SELLING PRODUCTS INTO FOREIGN MARKETS CAN BE RISKY.

        Our growth strategy envisions supplying our product sales to foreign customers and to domestic and foreign distributors of packaging products to international markets. Accordingly, we may increase certain risks generally associated with marketing products or services to different countries, such as currency fluctuation, political instability and the political, legislative and regulatory environment in foreign countries. We do not believe any of such risks have had a material impact on its business operations or financial condition, but there can be no assurance as to whether such risks will have a material impact in the future.

FLUCTUATIONS IN OPERATING RESULTS

     Our quarterly operating results may be affected by certain market cycles and conditions that impact product shipments and economic fluctuations. Our quarterly operating results may also fluctuate significantly depending on other factors, including the introduction of new products by the our competitors, market acceptance of the our products, adoption of new technologies, and manufacturing costs and capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE NEVER PAID A DIVIDEND

     We have never paid dividends on our Common Stock and see little probability of the payment of dividends in the foreseeable future. In fact, we intend to retain earnings for the foreseeable future for use in the operation and expansion of its business. See "Dividend Policy".

THE MARKET PRICE OF OUR COMMON STOCK FLUCTUATES SUBSTANTIALLY. YOU MAY BE UNABLE TO SELL YOUR COMMON STOCK QUICKLY AT THE CURRENT MARKET PRICE.

         The market price of our common stock has been highly volatile and will likely fluctuate significantly. Attempts to purchase or sell relatively small amounts of our common stock could cause the market price of our common stock to fluctuate significantly. Low trading volume levels may also affect our stockholders' ability to sell shares of our common stock quickly at the current market price.

IF OUR OUTSTANDING WARRANTS AND OPTIONS ARE EXERCISED THIS WILL DILUTE THE SHAREHOLDER INTERESTS OF OUR PRESENT SHAREHOLDERS


     As of June 15, 2000, we had outstanding 350,000 Common Stock Warrants and 667,500 options to purchase shares of our common stock, all of which are exercisable at prices ranging from $.50 to $1.50 per share. The holders thereof have, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as these securities remain unexercised or not converted, as the case may be, our ability to obtain additional capital may be adversely affected. See "Description of Securities."


SHOULD WE ISSUE ADDITIONAL SHARES OF COMMON STOCK THIS COULD DILUTE THE SHAREHOLDER INTERESTS OF OUR PRESENT SHAREHOLDERS

     Our Articles of Incorporation currently authorize the Board of Directors to issue up to 50,000,000 shares of Common Stock, par value $.01. The power of the Board of Directors to issue shares of Common Stock or warrants to purchase shares of Common Stock is subject to shareholder approval in only limited instances. Accordingly, any additional issuance of the our Common Stock may have the effect of further diluting the equity interest of our present shareholders. See "Description of Securities."

THE LIMITED LIABILITY OF OUR OFFICERS AND DIRECTORS MAY NEGATIVELY AFFECT SHAREHOLDERS' INTERESTS

     Under Delaware law, we are required to indemnify our officers and directors against liability to the Company or its stockholders in any proceeding in which the officer or director wholly prevails on the merits. In addition, we may and generally will indemnify our officers and directors against such liability if the officer or director acted in good faith believing his or her actions to be in the best interests of the Company, unless the director or officer is adjudged to have breached his duty of loyalty to us, or, not to have acted in good faith or engaged in intentional misconduct or a knowing violation of the law or derived an improper personal benefit from an action. See "Management--Limitation on the Liability of Directors".

THE LACK OF LIQUIDITY FOR OUR STOCK AND THE PENNY STOCK RULE MAY MAKE IT DIFFICULT FOR SHAREHOLDERS TO SELL THEIR SHARES WHEN THEY DESIRE TO DO SUCH

     Our Common Stock is currently traded on the OTC Bulletin Board, operated by the NASD, Inc. The stock is subject to the "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Application of this rule does, by its nature, adversely affect the ability or willingness of the purchasers of Common Stock to sell their shares in the secondary market.

         Unless and until the price of the our Common Stock is more than $5.00 per share, such securities will likely be subject to the low priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For any transaction involving a penny stock, unless exempt, the rule requires: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must:
(i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlighted form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

THE MARKET PRICE OF OUR STOCK COULD BE NEGATIVELY AFFECTED BY THE SALE OF RESTRICTED SHARES.


     Of the 10,758,358 shares of our Common Stock currently outstanding 5,718,210 are "restricted securities," as that term is defined in Rule 144 as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. As restricted shares, these 5,718,210 Shares may be resold only pursuant to an effective registration or under the requirements of Rule 144 or other applicable exemption from registration under the Act.


     Rule 144 provides in essence that a person not affiliated with the issuer who has held restricted securities for a period of one year, under certain conditions, may sell every three months, in brokerage transactions, a number of Shares which does not exceed the greater of one percent of a corporation's outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or any other exemptions from the Act, if available, or subsequent registrations of Common Stock of the current shareholders, could easily have a depressive effect upon the price of the Common Stock in any market that may develop. See "Shares Eligible for Future Sale."

    This registration statement is being filed to register for sale up to 3,622,943 of these restricted shares.

WE PRODUCE A LIMITED NUMBER OF PRODUCTS

         Our profitability and viability may depend, in part, upon the our ability to expand our product line and the application of our proprietary technology. Successful expansion of the product line may be dependent on the marketing and exposure of the present product line to additional industries which have not been targeted to date. Our ability to expand our marketing efforts and our product base may have a direct impact upon the profitability and overall viability of the Company. We cannot be sure that we will be successful in expanding its product line.



                                   THE COMPANY

         Air Packaging Technologies, Inc., a Delaware corporation ("APTI") is engaged in the manufacturing, distribution, marketing, and continued development of inflatable, protective packaging for use in shipment of higher end fragile products. It holds worldwide patents on a packaging system which utilizes chambered packing material to provide a cushion of air around products during shipment. Its Air Box(R) system competes favorably against materials like bubble wrap, urethane foam, etc., in terms of protection, ease of use and storage, for shipment of higher value items throughout the world. In addition, in the year 2000 we have been agressively targeting the promotion packaging market and focusing on the lower priced, higher volume packaging market with new products.

         APTI's predecessor was organized as a Canadian corporation under the British Columbia Company Act in 1985, under the name "MDE Exploration, Inc.". MDE Exploration made an initial public offering in 1988 in Canada under the auspices of the Vancouver Stock Exchange, and raised CDN$175,000 (net of commissions) through the issuance of 500,000 shares of Common Stock at CDN$0.40 per share. In 1989, MDE Exploration, Inc. was reincorporated in Delaware, and reorganized and combined with Puff Pac Hold Co. Inc., P&P Industries, Inc., and Puff Pac Ltd., under the name Puff Pac Industries, Inc. In September of 1992 Puff Pac Industries, Inc. changed its name to Air Packaging Technologies, Inc. In April of 1994, APTI's common stock commenced trading on the NASD Bulletin Board.

         Puff  Pac  Ltd., a California Limited Partnership, remains in existence
due  to  ownership  by  a  small  minority  interest.   APTI  owns 99.13% of the
beneficial interest in Puff Pac Ltd.

         APTI's  corporate  offices  are  located  at  25620  Rye  Canyon  Road,
Valencia,  California  91355;  its  telephone  number  is  (661) 294-2222;   its
facsimile numberis (661) 294-0947.

         APTI has one wholly-owned subsidiary: Puff Pac Industries Canada Inc. ("Canco"), a British Columbia corporation.

                                 USE OF PROCEEDS

         The Company will not realize any proceeds from the sale of the common stock to be registered hereunder.



                                    DILUTION

        As set-forth in Regulation S-K, no substantial disparity between the public offering price and the effective cash cost to the insiders exists in this transaction. Accordingly, no dilution will occur in this matter.

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The following table summarizes certain selected financial data for the periods presented for the Company. The data as of and for the years ended December 31 1999, 1998 and 1997 should be read in conjunction with the more detailed audited Consolidated Financial Statements and Notes thereto for such years presented elsewhere herein. Information pertaining to March 31, 2000 and 1999 and for the periods then ended have been derived from the Company's unaudited interim Consolidated Financial Statements and should be read in conjunction with the notes thereto included elsewhere in this prospectus. The share numbers and income or loss per share figures have been modified to reflect the 10 to 1 reverse stock split which occurred earlier this year.


                                        1999          1998              1997               1996             1995
                                    -----------   ------------      ------------      -------------     ------------


Revenues                            $   959,712   $    722,268      $    340,624      $     640,074     $   453,107


Loss: Continuing
         Operations                  (1,853,012)    (1,723,647)       (1,824,199)        (1,172,840)     (1,774,801)

Loss per Common Share:
  Loss before
  Extraordinary item                       (.25)          (.43)             (.59)              (.61)           (.99)
  Extraordinary item                          -              -               .05                 --              --
  Net loss                                 (.25)          (.38)             (.59)              (.61)           (.99)


Dividends Per Share                         n/a            n/a               n/a                n/a             n/a
Weighted Average Shares
Outstanding (1)                       7,249,585      4,506,608         3,069,362          1,931,376       1,801,987


BALANCE SHEET DATA

Total Assets                        $ 2,970,285   $  1,810,595      $  1,137,721      $     643,062     $   955,722

Long-term Obligations                 1,500,000           ----            39,500             39,500       1,352,000

Total Liabilities                     1,910,826        275,882         1,004,900          2,211,871       2,479,374

       FOR THE THREE MONTHS ENDED MARCH 31


                                        2000          1999
                                    -----------   ------------


Revenues                            $   147,452   $    199,029

Loss: Continuing Operations           (366,640)       (362,010)

Loss per Common Share:
  Net loss                                 (.05)          (.05)

 Dividends Per Share                        n/a            n/a

Weighted Average Shares
Outstanding                           7,520,415      6,789,255



BALANCE SHEET DATA                    3/31/2000
                                    -----------


Total Assets                        $ 2,440,048

Long-term Obligations                 1,500,000

Total Liabilities                     1,747,229

(1) Weighted average shares reflects the 10 for 1 reverse split of the outstanding shares of the Company which became effective January 4, 2000.



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The  following   discussion   should  be  read  in  conjunction   with  the
consolidated financial statements and related notes and "Selected Consolidated Financial Data" included above in this Prospectus.

GENERAL

         Air Packaging Technologies, Inc. (APTI) manufactures and markets a line of industrial packaging products under the name "Air Box" (R). The Air Box (R) provides reusable protective packaging during shipping and storage for a wide range of higher value items. It provides vastly superior protection from ESD (electro static discharge) damage and moisture. It also provides see-through transparency for visual inspection of the product during shipment and upon receipt.

         The Company has an aggressive on-going plan to increase its sales activity and achieve a profitable business level of sales. In past time periods, the Company's sales activities have been limited by a lack of funds, incomplete designs and poor manufacturing quality. Management believes it possesses the necessary capital to build the sales levels to a profitable level in the year 2000. All of the known design and quality problems of the Company were resolved successfully in the fourth quarter of fiscal 1998. It's only since January, 1999 that the Company has been able to concentrate on developing future sales with major customers.

MARKET RISK - INTEREST RATE RISK

         The Company's exposure to market risks for changes in interest rates relates primarily to the Company's long term debt obligations. The Company has no cash flow exposure on its long term obligations related to changes in market interest rates. The Company primarily enters into long term debt obligations for general corporate purposes, including the funding of capital expenditures and larger acquisitions. The Company has not entered into any material derivative financial instruments to hedge interest rate risk on these general corporate borrowings.

RESULTS OF OPERATIONS

         Three Months Ended March 31. 2000, Compared to Three Months Ended March 31, 1999.

         Net sales for the three months ended March 31, 2000 were $147,452 compared to net sales of $199,029 for the comparable period of the preceding year. This represents a decrease of $51,577 or 26%. The net decrease is primarily due to sales of the SDS Air Box product line which were made to one customer during the first quarter of fiscal 1999 and were not repeated during the first quarter of fiscal 2000. This decrease is partially offset by an increase in sales of the Air Box product line during the three months ended March 31, 2000 from the comparable period of the preceding year.

         Cost of sales decreased $55,569 or 30% for the three months ended March 31, 2000. The decrease is due to the related decrease in sales. Any increase in sales will require additional working capital to fund inventory and work in process. As a result of these factors, the Company has an ongoing and urgent need for infusion of additional working capital.

         General, administrative and selling expenses decreased by $12,204 or 3% during the three months ended March 31, 2000 as compared to the three months ended March 31, 1999. The net decrease is primarily due to a decrease in legal professional fees during the first quarter of fiscal 2000.

         Interest expense (income) was $17,996 at March 31, 2000 and $(3,507) at March 31, 1999. Interest expense increased approximately $26,000 for the three months ended March 31, 2000 as compared to the three months ended March 31, 1999, which is related to the 7% interest-bearing Convertible Senior Notes which were issued during the third and fourth quarters of fiscal 1999. Interest income increased approximately $6,800 during the three months ended March 31, 2000 from the comparable period of the prior year as the Company had an increase in cash placed in an interest-earning account.

         As a result of the above, net loss for the three month period ended March 31, 2000 decreased by $4,630 to $366,640 from $362,010.

         The Company is currently in a loss carry-forward position. The net operating loss carry-forward balance as of March 31, 2000 was approximately $18,600,000 compared to $18,200,000 as of December 31, 1999. The net operating loss carry-forward is available to offset future taxable income through 2019. The Company's net operating loss carry-forwards may be limited due to ownership changes as defined under Section 382 of the Internal Revenue Code of 1986.

         At March 31, 2000, the Company had a deferred tax asset, which primarily related to the net operating losses. A 100% valuation allowance has been established as management cannot determine whether it's more likely than not that the deferred tax assets will be realized.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998
---------------------------------------------------------------------

        Sales for the year ended December 31, 1999 were $959,712 compared to $722,268 for the fiscal year ended December 31, 1998. This represents an increase of $237,444 or 33% during fiscal 1999. The net increase is due to the increase in sales of the Company's Dental Air Box and the overall increase in sales of the SDS Air Box as a result of repeat orders and further expansion of its customer base.

         Cost of sales for the year ended December 31, 1999 was $1,012,083 or 105% of sales compared to $566,837 or 78% of sales for the year ended December 31, 1998. The Company has not yet achieved sufficient sales to cover all of its fixed operating costs, with the result that until sales increase substantially, the Company will continue to operate at a deficit. The increase also is due to the related increase in sales of the SDS Air Box product line, which is sold, with a higher standard cost of sales than the Company's Air Box product line. The Company also had an increase in labor and overhead in the manufacturing process which resulted in additional period costs during fiscal 1999 from the comparable period of the preceding year.

         Selling, general and administrative expenses decreased by $170,804 or 9% during fiscal 1999 as compared to fiscal 1998. The decrease is due to decreases in salaries, consulting fees, travel expenses, legal expenses and a reserve for a potential liability partially offset by increases in sales and marketing, general office expenses, casual labor and accounting fees.

         The net decrease in salaries of $83,856 is partially due to the decrease in the salary level of the president of the Company as a result of the change in presidents which occurred in June 1999. The decrease is also attributable to a salary adjustment recorded during fiscal 1998 of $81,000 for a former president for which a similar type of adjustment was not recorded during fiscal 1999. The decease in consulting fees of $118,086 during fiscal 1999 is due to the decrease in stock based consulting expense recorded which is partially offset by an increase in consulting fees paid to a former president. The decrease in travel expenses of $35,680 is primarily due to the change in presidents in June 1999. The decrease in legal expenses of $39,956 is due to a reduction in the use of services by two of the Company's attorneys partially offset by an increase in legal fees regarding a claim by a former employee. The decrease in selling, general and administrative expenses includes a reserve recorded during fiscal 1998 for a claim by a former employee of $101,500 for alleged breach of an employment contract. The net decreases in selling, general and administrative expenses during fiscal 1999 are partially offset by increases in four categories. The net increase in sales and marketing expenses of $41,572 is primarily due to increases in trade show fees and related show expenses and travel and is partially offset by a decrease in public relations as the Company did not utilize a public relations company during 1999. The increase in general office expenses is due to a general increase in business. The increase in casual labor of $39,162 is primarily due to the Company's increase in utilizing employees from temporary agencies for staffing needs for the engineering and quality control departments during 1999. The increase in accounting fees of $41,337 is primarily due to the initial Form 10 filing with the Securities and Exchange Commission during fiscal 1999 and the subsequent quarterly filings.

         Research and development expenses decreased by $1,952 or 26% during fiscal 1999.

         Interest and other income were $32,350 for fiscal 1999 as compared to $5,676 for fiscal 1998. The increase of 470% in fiscal 1999 is due primarily to the increase in cash placed in an interest earning account.

         Interest expensed decreased by $123,026 for fiscal 1999 as compared to fiscal 1998 as the Company recorded interest expense of $126,073 due to the revaluation of its warrants in November 1998. This transaction was not repeated during fiscal 1999.

         The Company did not have an Extraordinary Item during fiscal 1999. The Company recorded an Extraordinary Item during fiscal 1998 that was due to the restructuring of certain outstanding payables and accrued expenses. The Company paid approximately $190,000 in full settlement of accounts payable and other accrued expenses during the fourth quarter of 1998. This resulted in an extraordinary gain of approximately $244,000 during fiscal 1998. This was not repeated during fiscal 1999.

         The Company is currently in a loss carryforward position. The net operating loss carryforwards balance as of December 31, 1999 was approximately $18,200,000 compared to $16,400,000 as of December 31, 1998. The net operating loss carryforward is available to offset future taxable income through 2019. The Company's net operating loss carryforwards may be limited due to ownership changes as defined under Section 382 of the Internal Revenue Code of 1986.

         As of December 31, 1999, the Company had a deferred tax asset of approximately $7,400,000 which primarily relates to the net operating losses. A 100% valuation allowance has been established as management cannot determine whether it is more likely than not that the deferred tax assets will be realized.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

         Sales for the year ended December 31, 1998, were $722,268 as compared to $340,624 for the fiscal year ended December 31, 1997. This represents an increase of $381,644 or 112% during fiscal 1998. The Company began pilot programs with prospective customers of the SDS Air Box(R) late in the fourth quarter of 1996. The positive results of these pilot programs resulted in the increase in sales that occurred during 1998.

         The inventory reserve at December 31, 1998, was approximately $63,000, or 13% of total inventory, compared to a reserve of approximately $154,000 or 50% at December 31, 1997. The net decrease in the reserve from December 31, 1997, to December 31, 1998 of $91,000 is due to the write-off of specific inventory items reserved in prior years. The Company evaluated all inventory items for slow movement and repair, and fully reserved for all items that did not move for at least three months or that had been discontinued.

         Cost of sales for the year ended December 31, 1998, was $566,837, or 78% of sales, compared to $592,544 for the year ended December 31, 1997, or 174% of sales. The decrease in cost of sales as a percentage of sales is partly due to an additional inventory reserve of approximately $97,000 that was recorded during 1997. A similar provision was not recorded in 1998, as by the end of 1998, the Company had written off those inventory items that had been fully reserved in prior years.

         Selling, general and administrative expenses increased by $395,313 or 25% during fiscal 1998 as compared to fiscal 1997. The increase in selling, general and administrative expenses is attributable primarily to increases in professional fees, consulting fees, travel expenses, public company costs and a reserve for a claim by a former employee.

         The increase in professional fees is primarily due to an increase in legal expenses of $69,228 during fiscal 1998. The Company de-listed from the Vancouver Stock Exchange during mid-1998. As a result, the Company had several discussions with both Canadian and U.S. attorneys to verify that the related issues were properly handled. The Company also retained an additional attorney during fiscal 1998 specializing in compliance with labor laws. The increase in consulting fees during fiscal 1998 of $48,811 is primarily due to consulting work performed to assist the Company in the restructuring of the Company's debt through the issuance of common shares of stock in settlement of debt. Travel expenses increased during fiscal 1998 by $29,613 as a result of increased travel by an officer of the Company who had previously resided in Canada. Public company costs increased during fiscal 1998 by $68,635 as the Company expensed fees associated with raising capital through the exercise of warrants and fees associated with debt for equity transactions. The increase in selling, general and administrative expense includes a reserve recorded during fiscal 1998 for a claim by a former employee of $101,500 for alleged breach of an employment contract. Based on the current status of this claim, the Company believes that it has fully reserved for the highest potential liability related to this claim.(See discussion under "Litigation").

         Research and development expenses increased by $4,049 or 122% during fiscal 1998.

         Interest and other income were $5,676 for fiscal 1998 as compared to $21,596 for fiscal 1997. The decrease of 74% in fiscal 1998 is due to the gain on the disposition of an asset recorded during fiscal 1997.

         Interest expense increased by $135,536 for fiscal 1998 as compared to fiscal 1997 as the Company recorded interest expense of $126,073 due to the revaluation of its warrants in November 1998.

         The Company recorded an Extraordinary Item during fiscal 1998 that was due to the restructuring of certain outstanding payables and accrued expenses.

         The Company paid approximately $190,000 in full settlement of accounts payable and other accrued expenses during the fourth quarter of 1998. This resulted in an extraordinary gain of approximately $244,000.

         Depreciation and amortization expense increased by $68,664 or 46% during fiscal 1998 as compared to fiscal 1997. The increase in depreciation expense of $63,807 is attributable to the net increase in property and equipment during fiscal 1998 of $818,416 compared to the net increase in property and equipment during fiscal 1997 of $108,224. The increase in additional property and equipment during 1998 is primarily due to the cost of the retrofit of one of the manufacturing machines that approximated $726,500. Depreciation was calculated beginning in June 1998 for approximately 91% of the additions; the balance which was added during the last six months of fiscal 1998. The increase in amortization of $4,857 is due to the increase in additional patent costs from fiscal 1997 to fiscal 1998.

         The Company is currently in a loss carry-forward position. The net operating loss carry-forwards balance as of December 31, 1998, was approximately $16,400,000 compared to $15,000,000 as of December 31, 1997. The net operating loss carry-forward is available to offset future taxable income through 2018. The Company's net operating loss carry-forwards may be limited due to ownership changes as defined under Section 382 of the Internal Revenue Code of 1986.

        At December 31, 1998, the Company had a deferred tax asset of approximately $6,800,000, which primarily relates to the net operating losses. A 100% valuation allowance has been established as management cannot determine whether it is more likely than not that the deferred tax assets will be realized.

LIQUIDITY AND CAPITAL RESOURCES

         During the Company's operating history it has yet to show a net profit for any given fiscal year. The Company sustained net losses of approximately $1,853,000; $1,724,000; and $1,824,000 for the fiscal years ended December 31,
1999, 1998, and 1997, respectively that have caused the Company's Independent Certified Public Accountants to issue an explanatory paragraph in their opinions which expresses substantial doubt about the Company's ability to continue as a going concern. The Company has required periodic infusions of capital to survive and remain solvent. There can be no assurance that the Company will continue to be able to attract additional capital and there can be no assurance that the Company will become profitable in the foreseeable future.

         The Company's primary need for capital has been to purchase raw materials, upgrade machinery and continue to develop and enhance patents and trademarks.

         As of March 31, 2000, the Company's working capital was $1,104,883 compared to $1,416,212 as of December 31, 1999. The decrease is primarily due to the increase in cash outflows during the first three months of fiscal 2000.

         The net receivables were $108,658 at March 31, 2000 compared $57,603 at December 31, 1999 and $96,852 at December 31, 1998.

         Net inventory at March 31, 2000 was $681,987 compared to $577,389 and $408,643 at December 31, 1999 and December 31, 1998, respectively. The net increases are primarily due to the increases in raw materials purchased for upcoming orders and increases in finished goods manufactured for upcoming orders.

         Advances and prepaids at March 31, 2000, December 31, 1999 and December 31, 1998 were $50,339, $41,895 and $75,134, respectively. The increase at March 31, 2000 is primarily due to a loan receivable of approximately $9,000 that was made during the first three months of fiscal 2000. The decrease during fiscal 1999 is due to a prepayment made in 1998 for materials of $57,892 , which was received in 1999. The prepayment is partially offset by normal recurring advance and prepaid transactions for a net decrease of $31,632.

         The Company recognized a 12% gross profit during the three months ended March 31, 2000 compared to a 7% gross profit during the three months ended March 31, 1999. The Company recognized a negative gross profit of 5% during 1999 compared to gross profit of 22% during 1998. The decrease during fiscal 1999 is due to the increase in labor and overhead in the manufacturing process which resulted in additional period costs, and therefore decreased gross margin, during the year ended December 31, 1999 from the comparable period of the preceding year. The decrease during 1999 is also attributable to the increased in sales of the SDS Air Box product line which is sold with a lower gross margin than the Company's Air Box product line. The Company has estimated that sales of $3,500,000 would be required to cover operating costs and to achieve an overall gross margin of 40%. The Company will continue to operate a low margins until sales increases substantially. In addition as sales increase, additional working capital is required to fund inventory and work in process. As a result of these factors the Company has an ongoing and urgent need for an infusion of additional working capital. This need was met in fiscal 1998 by selling additional shares of the Company's Common Stock, primarily offshore to overseas investors and has been met in fiscal 1999 by the exercise of warrants to purchase additional shares of the Company's Common Stock and the placement in the third and fourth quarters of fiscal 1999 of $1,500,000 in Convertible Debentures.

         The Company may continue to require an infusion of additional working capital in order to develop its business. The source, timing and costs of such infusion is uncertain, and there is no certainty that the Company will be successful in raising additional working capital, either through the sale of debt or equity securities, or through commercial banking lines of credit. The Company currently has no banking lines of credit.

         The Company had cash outflows of $614,955 from operating activities for the three months ended March 31, 2000 compared to cash outflows of $492,840 for the three months ended March 31, 1999. The change in net outflows of $122,115 from the operating activities between the two comparable quarters primarily resulted from the decrease in trade receivables of $21,093, the decrease in advances and prepaids of $58,710 and the decrease in accounts payable and accrued expenses of $128,080, which was partially offset by the increase in inventories of $72,872, the increase in deferred revenue of $6,285 and the decrease in the net loss from operations after adjustments for non-cash items of $6,611. The Company had cash outflows of $1,465,588 from operating activities for the 1999 fiscal year compared to cash outflows of $1,635,054 for the 1998 fiscal year. The change in net outflows of $169,466 from operating activities between 1999 and 1998 primarily resulted from the following items. There was an increase in trade receivables of $84,035, an decrease in inventory of $113,565, a decrease in advances and prepaids of $103,711 and a decrease in other liabilities of $39,500. The total decreases were partially offset by the increase in accounts payable and accrued expenses of $26,221 combined with the increase in the net loss from operations after adjustments for non-cash items of $141,441 during fiscal 1999.

         Net cash used in investing activities was $24,068 for the three months ended March 31, 2000 compared to $26,749 for the three months ended March 31, 1999. The net decrease is due to the reduction in patent expenditures during the first quarter of fiscal 2000, offset by increases in property and equipment expenditures. Net cash used in investing activities was $189,018 during the 1999 fiscal year compared to $447,429 during the 1998 fiscal year. The decrease is due to a reduction in property and equipment expenditures during 1999.

         Cash flows from financing activities were $0 during the three months ended March 31, 2000 compared to $615,000 during the three months ended March 31, 1999. During the three months ended March 31, 1999, the Company received proceeds from the exercise of warrants totaling $615,000. There were no warrants exercised during the three months ended March 31, 2000. Cash flows from financing activities were $2,678,958 during the 1999 fiscal year compared to $2,148,820 during fiscal 1998. The change is primarily due to increased proceeds from the exercise of warrants and notes payable of $1,564,331, which was partially offset by a decrease in proceeds from private placements of $924,593.

         The Company has suffered recurring losses from operations and has an accumulated deficit of ($19,809,992) at December 31, 1999, which raises substantial doubt about its ability to continue as a going concern. The auditor's report includes an explanatory paragraph on the uncertainty of the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's continued existence is dependent upon its ability to raise substantial capital, to increase sales, to significantly improve operations, and ultimately become profitable. The Company believes that future investments and certain sales-related efforts will provide sufficient cash flow for it to continue as a going concern in its present form. However, there can be no assurance that the Company will achieve such results.

         On March 24, 2000, the Board of Directors of the Company approved a temporary reduction in the conversion price on the 7% Senior Convertible Debentures into common stock. The conversion price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior the receipt of a notice of conversions, with minimum conversion price of $0.50. The notice of conversion for the temporary reduction had to be received by April 30, 2000 and had to include all accrued interest through May 31, 2000. The entire $1,500,000 in debentures plus accrued interest were converted. As a result, during the second quarter of fiscal 2000, the Company will record an expense of approximately $900,000 related to reduction in conversion price.

         On March 24, 2000, the Board of Directors also approved a temporary reduction in the exercise price of all warrants and options outstanding. The exercise price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion, with a minimum conversion price of $0.50. The notice of exercises had to be received by April 30, 2000. A total of 50,000 warrants and 40,000 options were exercised and paid for by June 16, 2000. As a result of this temporary reduction, the Company will record compensation expense for the difference between original exercise price and reduced exercise price.

         Subsequent to December 31, 1999, the Company cancelled 100,000 stock options outstanding to officers and issued an additional 335,000 stock options, which expire December 31, 2004 and are subject to certain vesting terms. Any applicable compensation expense will be recorded in 2000.

         On March 27, 2000, the Company entered into a one-year investment banking agreement with Givigest Fiduciaria SA "Givigest" to raise equity capital. On March 27,2000, Givigest agreed that it would raise up to $500,000 on or before April 30, 2000, depending on the Company's financial needs. Givigest Fiduciaria SA did in fact raise $225,000 by April 30th, through the issuance of equity securities.

SEASONALITY AND INFLATION

         The Company's sales do not appear to be subject to any seasonal fluctuations. The Company does not believe that inflation has had a material impact on its operations.

YEAR 2000

         Many existing computer systems and applications use only two digits to identify a year in the date field without considering the impact of the change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the Year 2000. The Company relies on its systems and applications in operating and monitoring all major aspects of its business, including financial systems, such as general ledger, accounts receivable and accounts payable. The Company also relies, directly and indirectly on external systems of business enterprises such as its suppliers, creditors and financial organizations for accurate exchange of data. Following the Year 2000 transition, the Company has not experienced any known disruption to its business as of Year 2000. The cost of the Company's Year 2000 programs was approximately $25,000, which was not material to the Company's financial position or results of operations. Although the Company's business systems were Year 2000 compliant by December 31, 1999, the Company makes no assurances regarding Year 2000 compliance of third party systems. The Company has not incurred any problems with third parties related to Year 2000 but can not guarantee that it will not in the future.

                                    BUSINESS

        APTI manufactures and markets a line of industrial packaging products under the name "Air Box"(R).

        The Air Box(R) provides reusable protective packaging during shipping and storage for a wide range of higher value items. It provides vastly superior protection from ESD (electrostatic discharge) damage, and moisture. It also provides see-through transparency for visual inspection of the product during shipment and upon receipt.

        The patented design suspends an item within a double-chambered envelope, which when inflated, surrounds the item with a protective cushion of air, protected by a double wall of transparent material, made out of a combination of polyethylene and nylon.

        Although not an inexpensive form of packaging, the Air Box provides a cost-effective packaging solution for higher value items and is environmentally superior to conventional packaging. When deflated and disposed of, use of the Air Box reduces the amount of waste by up to 90%, compared with traditional packaging. The packaging is also easily storable in deflated form, greatly reducing warehouse space required to be devoted to package material storage.

        Air Box(R) can be reusable, allowing the package to be deflated and reused. In this manner, the Air Box (R) can be designed for companies that have substantial round-trip packaging and shipping requirements.

        APTI has also developed and markets a Static Discharge Shielding (SDS) Air Box(R). This product is designed for electronic products requiring static-discharge protection (i.e., Wafers and Integrated Circuits). The SDS Air Box(R) has two layers of anti-static coated film (inner and outer bags) that dissipate static electricity while the package's air chamber provides full static shielding. This provides one hundred times the protection of traditional static shielding bags, and still provides cushion protection, all in one package.

        The SDS Air Box(R) also meets MIL B81705C Type II and Type III and EIA 541 specifications. The Electronics Industry Association (EIN) puts out the standard which is titled packaging materials standard for Electro-state discharge sensitive items. Motorola and other electronic semiconductor manufacturers are presently using the SDS Air Box(R) for shipment of their wafer and integrated circuits.

        Air Box(R) products are made in five standard sizes, and are also available in custom sizes as required by customers.

        Air Box(R) quilting is an additional process developed by the Company which allows the Air Box(R) to take up less space when inflated and to support heavier items for shipping. Air Boxes can accommodate products up to 15 pounds in weight.

        APTI has created the Air Box(R) Shipping Center as a marketing tool. The Center is designed for the miscellaneous shipping needs of small businesses. It is portable, measuring 17"x22"x4", made of corrugated cardboard, and comes with an assortment of one hundred and twenty (120) Air Boxes in eight different sizes and a portable air pump. It offers packaging protection equivalent to a closet full of Styrofoam. Note that conventional packaging requires as much as nine times more material volume than the Air Box, which consists of 90 percent air when inflated. Since the Air Boxes are stored flat, storage space requirements are greatly reduced. Designed to be reused as often as five times per Air Box, deflatable Air Box materials going into a landfill after use represent 45 times less waste material compared with existing materials.

        The see-through film of the Air Box permits instant verification of contents and allows a humidity indicator card to be read without opening the package. In some styles bar codes can also be scanned directly through the Air Box without opening it. In addition, the absence of corrugated dust permits the product to remain sealed in the package in customer plants right up to point of use; with other packing materials corrugated dust must be removed upon arrival so as not to travel into clean rooms, eliminating a considerable degree of protection during in-plant handling.

        In a typical application, the two chambers contain air and are sealed together at the edges, with the exception of an open end in which the product is inserted along with a humidity indicator card. An operator applies pressurized air from an inexpensive regulator, supplied by APTI to the bag's nozzle, inflating the bag. During inflation, the two chambers, sealed together at the edges, swell against one another, immobilizing the product trapped between.

        The open end may then be vacuum-sealed using existing equipment. The resulting product/package construction, consisting of film/air gap/film/product/film/air gap/film, is what gives the package its strong static shielding protection. The air gaps can range anywhere from 1/2 to 1 inch thick, depending on the contents. The film is coated to provide the required static dissapative properties, the polyethylene and nylon both provide enhancing properties to resist puncture and a long shelf life.

        After a variety of tests conducted under several different conditions, independent testing laboratory Fowler Associates confirmed that the combination of the material and the air gaps "provide a very good ESD package for essentially all devices under essentially all conditions. In one test, the package successfully withstood a 20,000 V discharge while containing integrated circuits that were only rated at 150v maximum.

        At the point of unpacking in the recipient's plant, Air Boxes are deflated by pulling up the valve stem on the valve allowing air to escape through the center of the valve, when the Air Box is ready for reuse the valve stem will be pushed back down after inflation. Customers may ship used bags back to APTI, who in turn will refurbish and test them, and return them to the customer.

        In  summary,   the  Company's  Air  Box(R)  product  has  the  following
attributes and advantages:

        -       A unique packaging system

        -       Patented products

        -       Superior drop and vibration protection

        -       Transparency

        -       ESD protection

        -       Custom shapes

        -       Custom printing

        -       Re-usable

        -       Cost effective

        -       Environmentally friendly

        The product's disadvantage is its high unit cost. Further, in some applications the product's moisture barrier does not meet certain Mil specs, although the Company's research and development department is working to improve such protection. The product is also relatively unknown, and there are limits to size, shapes and weights.

        In the year 2000 began diversifying its business by aggressively targeting the promotional packaging market and by focusing on the lower priced, high volume packaging market with new products like the Suspend-A-Pak packaging system which, because of its reduced material costs, can effectively compete against lower priced traditional packaging materials. It is too early, at this point in time, to determine the affect that these new areas will have on the Company.

MARKETING

        The Company has identified and has focused upon four key industries which management believes can immediately benefit from its products. These are:

        -       Static Discharge Shielding (SDS)

        -       Medical

        -       Dental

        -       Military

        In addition, the Company is continually seeking additional commercial opportunities for the sale of its Air Box(R) Products in all markets.

SDS

        The SDS market is principally the semiconductor market. Manufacturers are concerned with the shipment of silicon wafers used to manufacture integrated circuits, and IC's packaged in a Tape and Reel for shipment and further manufacture. This is a worldwide market. Management believes its products are the only protective packaging with both static shielding and cushion protection. The Air Box(R) provides superior static shielding, is cost effective, requires less storage space, allows use of primary shipment containers (Empak) (reusing the manufacturer's carrier provides additional cost savings), and is more effective in reducing damage from drops and vibrations.

        The product exceeds all ESD standards, all ISTA and ASTM compression and transportation standards, and has passed all commercial airline altitude tests. The product does not particulate - avoiding wafer contamination. The product is environmentally friendly with 90% less waste going into the landfill after use as compared to other packaging materials. The Company's customers report the Air Box(R) is providing cost savings and freight savings, since there is less shipment weight and the corrugated box is smaller when compared to traditional cushion packaging.

        Another part of the SDS market is the Photomask market. The Photomask has no efficient nor cost-effective method of shipment, is extremely fragile, is subject to transit damage, and is particularly sensitive to contamination. SDS Air Box(R) can be sealed to eliminate contamination during transit and storage. Prior to the SDS Air Box entering this market, the Photomask manufacturers had no efficient way to ship their fragile Photomasks. They were experiencing substantial damage during shipping and storage, causing them to use such extremes as packaging them in a five gallon ammo can with bubble wrap or a full size suitcase lined with polyurethane foam. If the Photomask was extremely fragile, it had to be hand carried to the customer. In all cases, it was substantially more expensive to ship the Photomask safely prior to the introduction of the SDS Air Box. APTI has been selling the Photomask Air Box to Photronics for one year, and recently began selling the SDS Air Box for Photomasks to two other companies. These three companies control 60% of the Photomask market.

        Other markets for the SDS Air Box(R) include sensitive parts for wafer making machines, high end disc drives, quartz glassware used in making semiconductor wafers, and lightweight surface mount boards, among others.

        The Company is still working to develop tape and reel SDS Air Box(R) Products which meet MIL spec for MVTR (moisture vapor transmission rate), a major requirement of this market.

Medical

        APTI recently successfully designed and sold an Air Box to ship, from the laboratory to the hospital, living human skin in a Petrie dish, combining a temperature controlled environment with Air Box cushion packaging. This skin is called Apligraf (R), and is made by Organogenises of New England. If the Apligraf (R) is subject to substantial vibration or shock during the trip to the hospital, it will form a small bubble under the skin and die very quickly. Many forms of packaging were tested and the Air Box design is the only FDA approved method of shipping the Apligraf.

Dental Products

        The Dental market is concerned with the shipment of dental impressions from the dentist's office to the laboratory for the fabrication of dental plates and apparatuses and the return trip to the Dentist. Deliveries inside of about 75 miles are now hand delivered, and do not need the Air Box. Dentists who are outside the 75 mile radius of the laboratory must ship both ways by air courier. APTI has replaced the corrugated box and foam interior with a simple reusable Air Box that fits into an overnight courier bag. The laboratory is saving $1.00, each way, per shipment on freight and plans to use the Air Box four times, giving them additional savings. They also have their packages delivered up to two hours earlier than if packaged in boxes and foam. In addition, the environmental effect is positive and important to the industry; the Air Box is 95% less tonnage going into the land fill, and if used four times is 98% less tonnage.

U.S. Military

        APTI recently completed a series of ISTA (International Safe Transit Association) transportation tests for the U S Military for several items with excellent results. The U S Military has expressed an interest in purchasing the Air Box to ship sensitive items for the Navy between the ships and repair depots. APTI is pursuing this at the present time, and although the potential opportunity is substantial, there is no guarantee APTI will obtain a contract with the U S Military in the near future.

Discontinued Gift Wraps Line of Products

        Formerly, APTI also manufactured a line of gift wrap, utilizing many of the features of the Air Box(R), under the name "Puff Pac" Gift Wrap. The wrap was a two-chambered inflatable packaging product resembling a mylar balloon, that served as a unique alternative to conventional gift wrap. The gift was inserted in a Puff Pac which was then inflated. As a result, the gift was suspended and surrounded by air. Puff Pac Gift Wrap was produced in a number of colorful designs, including holiday and special greetings.

        In March of 1995, as a result of a comprehensive study by management and outside consultants of APTI, its products, markets, patents and business plan, management determined to terminate the Gift Wrap business, and to focus the entire energies of the Company on the Air Box(R). In late 1996, APTI liquidated its inventory of Gift Wrap, and realized nonrecurring sales and profits therefrom.

MANUFACTURING

        APTI purchases raw materials in the form of extruded or laminated webs of thin flexible plastic films which have been printed or coated by outside suppliers. These films are produced for the Company to the Company's film design specifications and standards.

        These films are then formed into the Company's various products on the Company's custom designed and computer controlled modular converting machines, which use heat sealing technology to join the multiple layers of plastic film together. The specific sequence of operations and control parameters is proprietary to the Company, and is covered by process patents. The Company currently has two product fabrication converting machines which are capable of producing a total of five (5) million units per year.

        The Company fabricates its patented air inflation valve using extruded printed thin plastic films which are heat sealed together to form the valve on a custom designed fabrication machine. In the first half of 1998 APTI designed and developed an industrially acceptable push-pull hard valve. Field tests were completed with some of the Company's largest customers, and they enthusiastically endorsed the change in valves. The new push-pull valve eliminates the threat of air escaping through the valve. APTI is using the push-pull valve in all Semiconductor applications and most custom design applications.

        The Company utilizes continuous process quality monitoring raw material, production lot testing and other elements of Total Quality Management to produce a high quality of product, which continues to hold air in all usual shipping environments which may be encountered by the Company's customers in shipping their products. The Company packages its products in boxes for shipment to its many customers and distributors throughout the world. Some of the products are "standard" items and are produced to forecast and warehoused for quick response subsequent shipment, while other products are produced only upon specific customer order for immediate shipment. On large special orders the Company can provide products with custom printing to the customer's requirements; all other orders are produced and shipped with the Company's standard logo and patent information printed thereon.

SOURCES AND AVAILABILITY OF RAW MATERIAL

        The Company has at least two suppliers fully qualified to produce each of the raw material films required for its products and several companies qualified to provide the printing required.

        Basic raw materials required by us from our suppliers, such as Jefferson Smurfitt and Huntsman, are produced and readily available to us. All of the film raw materials used are produced in the millions of tons currently in other industries. The Company has adopted industry standard processes to fabricate its raw materials. As a result, supplies of raw materials are available to the Company from many sources, though the lead time can be several weeks until receipt of raw materials into the Company plant.

PATENTS, TRADEMARKS & LICENSES

        The Company has a combination of products, process and application patents, backed by proprietary and trade secret manufacturing technology. Management believes the patents and trademarks provide a formidable barrier to competition. They include 13 U.S. patents and 1 pending with 2 trademarks and 1 pending, with 13 foreign patents with 2 pending and 1 trademark pending - and further filings continue to protect and strengthen the technology position. The U.S. and foreign patents have various expiration dates from August 25, 2007 through September 15, 2014. As noted the Company believes that the patents represent a formidable barrier to competition and are, as a result, important to the Company's financial operations. Under 35 U.S.C. Section 382, United States Patents are presumed to be valid and the Company is not aware of any facts or circumstances which would bring this presumption into question. Under U.S. law, both trademarks owned by the Company are of perpetual duration. The Company has no reason to believe that its application for trademark protection for the name "Airenviro" will not be granted but such protection is not, in the opinion of the Company, of material importance. The Company is required to pay minor royalties related to certain patents and trademarks, and in prior years had paid royalties on both patents and the trademark "Puff Pac", which trademark is no longer used. Total expense related to these agreements was $3,154 for the nine months ending September 30, 1999, $3,991 for the year of 1998 and $0 for the nine months ending September 30,1998, $1,726 for the year of 1997 and $7,674 for the year of 1996. The continuing royalty payment on patents continues for the life of the original patents, and is fixed at 2% of cost of goods sold on an annual basis.

METHODS OF SALES

        The marketing of the Company's products are handled by in house employees as to US sales and marketed through two independent distributors throughout Asia and Europe

        Air Packaging (Europe) Ltd., England
        Dou Yee Enterprises, Singapore

COMPETITION

        APTI has two distinct types of competitors, one in the standard Air Box(R) market and one in the SDS Air Box(R) market. The Standard Air Box(R) competes against traditional cushion packaging such as die cut Styrofoam, loose fill, bubble wrap, die cut corrugated, convoluted foam and other forms of packaging. The Company's products are competitively priced with most of these competitors. The Company's Air Box product performs better than all other cushion packaging in transportation tests.

        The second market is the static shielding market. Here, APTI competes against anti-static foam cushion packaging. Most of the Company's competition is multi-step packaging, compared to the one step method offered by SDS Air Box(R). The Company's SDS Air Box(R) is competitively priced, and management expects to increase its share of this market.

RESEARCH, DEVELOPMENT & LABORATORY

        The Company maintains an ongoing research and development effort, striving to develop more effective and efficient packaging products based around the Air Box technology and design. The Company maintains two full time researchers, assisted on a part time basis by other employees, and has established an ISTA Certified testing laboratory within its manufacturing premises in order to aid its research and development efforts. The Company also partners with its customers or prospective partners in an effort to develop new and more creative solutions to the customer's unique packaging needs.

         For the years ended December 1999, 1998, and 1997, research and development expenses were $5,419, $7,371 and $3,322, respectively.

ENVIRONMENTAL FACTORS

        The Company's manufacturing processes are environmentally "clean", as they comprise only the use of electrically generated heat at modest temperatures (300 to 400F) to heat seal the layers of plastic films together. There are no by-products created by the Company's manufacturing processes other than scrap plastic films generated when the machines are set up or occasionally require adjustment. There is no toxic or dangerous fumes emitted by the heat seal processes as the materials are kept well below their boiling points.

PROPERTIES

        The Issuer has corporate offices, manufacturing, research and distribution facilities housed in its 17,280 square foot headquarters in Valencia, California. All products are manufactured at this location. Management believes its facility is adequate for the Company's current level of operation.

        The facility was leased on a long-term lease which expired May 31, 2000. In January of this year, the Company extended the term of the lease until May 31, 2005 at a monthly rental of $11,000.00 plus common area expenses, beginning June 1, 2000.

EMPLOYEES

        The Company has 19 full-time employees. Nine of these are in management,
sales,  product  development,   or  administration  positions  and  ten  are  in
production/warehousing/shipping operations.

        The production and packaging operations are supplemented by the addition of temporary personnel when scheduling requires. The operation is a non-union shop with staffing drawn from the Valencia and Los Angeles metroplex, California areas. The production workers when hired are typically non-skilled or semi-skilled, and are trained, by the Company in operation of its converting fabrication equipment. The Company believes that its relationships with its employees are good.

LEGAL PROCEEDINGS


         A former employee of the Company was seeking a severance payment of $101,500 alleging he was entitled to such a payment under terms of an employment agreement, which was voluntarily terminated in November 1998. The dispute was settled in May 2000 with the Company contributing $50,000 towards the settlement, which was fully accrued for at December 31, 1999.


         Aside  from  the  above,  there  is  no  litigation  outstanding,   and
management is not aware of any potential claims which might be asserted.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The current directors and executive officers and their respective ages are as follows:


Name                         Age        Position                           Since
----                         ---        --------                           -----

Donald Ochacher*             62         Chairman, CEO & a Director         6/99
Janet Maxey                  37         Chief Financial Officer            7/97
Garry Newman                 50         Vice President                     6/97
Elwood C. Trotter            57         Vice President                     11/98
Carl Stadelhofer             46         Director                           11/98
Marco Calmes                 52         Director                           5/00

---------------------
* Member Audit Committee

     The Directors serve until the next annual meeting of shareholders, or until their successors are elected.

     DONALD M. OCHACHER - President and Chief Executive Officer and Chairman of the Board of Directors of the Company since June, 1999. Mr. Ochacher has been a member of the New York bar since 1960 and was engaged in the private practice of law specializing in corporate and tax law until 1973 when he became General Counsel and Chief Financial and Administrative Officer of The Newark Group Ltd., a large privately owned paper company. Since 1985, he has been both an attorney and business consultant and at various times, has served as President of privately owned companies engaged in the paper, hazardous waste, real estate and long distance telephone resale industries. From May 1994 to the present, Mr. Ochacher is President of The 800 Network, Inc. From August 1997 to August 1998, he was Chief Financial Officer of Electric Entertainment Corp. Mr. Ochacher graduated from the New York University School of Law in 1960, receiving a LL.B degree and received his B.A. degree from Cornell University in 1957.

     JANET MAXEY - Ms. Maxey has been an employee of the Company since May 1991, and became Chief Financial Officer in July 1997. Ms. Maxey attended California State University, Northridge, and earned a Bachelor of Science Degree in Business Administration.

     GARRY NEWMAN - Vice President of Manufacturing and Engineering since June 1997. Prior to that, Mr. Newman was Engineering & Quality Assurance Manager for Richmond Technology from October 1994 until he joined the Company. Mr. Newman attended University of California, Davis, and earned a Bachelor of Science Degree in Chemical Engineering.

     ELWOOD TROTTER - Mr. Trotter has been an employee of the Company since April 1989 and recently was appointed Vice President of Sales. Mr. Trotter attended Simon Frazer University in British Columbia, Canada.

     WAYNE CASE - President and Chairman of the Board of Schmitt Industries, Inc., since November 1986, when he founded Schmitt Industries, Inc. Mr. Case holds a Bachelor of Arts Degree in Business and an MBA.

     CARL STADELHOFER - Attorney with Rinderknecht Klein & Stadelhofer in Switzerland since July 1990. Mr. Stadelhofer is a French and Swiss citizen; admitted in Switzerland 1982. Education: Law Schools of Zurich and Berne University (lic.jur1979); Harvard Law School, Massachusetts; Georgetown University, Washington, D.C. Mr. Stadelhofer specializes in banking and financing, mergers and acquisitions, investment funds, international securities transactions and international legal assistance.


     MARCO CALMES - Since March of 2000, Mr. Calmes has been coordinator of portfolio management at SCF Societa Di Consulenza Finanziaria SA. From 1990 until 2000 he had been employed by Banca Adamas Lugano as a portfolio manager and responsible for the development of institutional clients. He has been in the banking business in Switzerland since 1978. In 1968 he received a Bachelors degree. In 1969 he received a Masters in Business Administration from Michgan State University.


Compensation of Directors

       None of the Company's Directors received any compensation during the most recent fiscal year for serving in their position as a director. No plans have been adopted to compensate Directors in the future. The Company's Board of Directors may in the future, at its discretion, compensate Directors for attending Board and Committee meetings and reimburse the Directors for out-of-pocket expenses incurred in connection with attending such meetings.

Executive Compensation

         None of the Company's Executive Officers received any compensation during the most recent fiscal year for serving in their position as a Director. The following table sets forth the annual compensation paid and accrued by the Company during its last three fiscal years to the executive officers to whom it paid in excess of $100,000, including cash and issuance of securities.




                                                     Summary Compensation
                                                     --------------------
                           Annual Compensation                Awards                        Payouts
                           -------------------                ------                        -------
                                    Other                             Secur-
Name                                Annual           Restricted        ities                      All Other
and                                 Compen-          Stock           Underlying        LTIP       Compen-
Principal           Salary   Bonus   sation          Award(s)         Options/         Payouts    sation
Position     Year    ($)      ($)                     ($)             SARs (#)           ($)        ($)
--------     -----  ------  ------  -------        ---------        ------------      --------    --------

Donald
Ochacher (1) 1999   42,900    n/a     -                -                  40,000           -           -
Chairman     1998      n/a    n/a     -                -                       -           -           -
Of the Bd    1997      n/a    n/a     -                -                       -           -
& CEO

Elwood       1999  109,200    n/a     -                -                  75,000(3)        -           -
Trotter      1998  104,260    n/a     -                -                  22,500           -           -
Vice         1997   97,200    n/a     -                -                   2,500           -           -
President
Sales &,
Marketing,
Former
Director

Garvin
McMinn(2)
Former       1999   89,808(4) n/a     -                -                 115,000(3)        -           -
Chairman     1998  162,154(5) n/a     -                -                  65,000           -           -
Of the Bd    1997   81,346    n/a     -                -                  15,000           -           -
& CEO
-----------------------

(1)Donald Ochacher has been President and CEO of the Company since June 1999.
(2)Garvin McMinn resigned as officer and director effective June 4, 1999 and entered into an amendment to his employment contract shifting has status to that of a consultant over a one year term at a flat agreed fee of $5,000 per month, for its term.
(3)Includes stock options which were granted in prior years but were repriced during fiscal 1999.
(4)Includes $30,385 of payments in consulting fees.
(5)$81,000 was paid in stock through the issuance of 81,000 shares of Common
Stock of the Company.


                     Options/SAR Grants in Last Fiscal Year
                     --------------------------------------

                                                                                Potential Realized Value
                                                                                At Assumed Rates of Stock
                                    Individual                                  Price Appreciation for
                                    Grants                                      Option Term(b)
                                    ------                                      ---------------------------------

                  No. Of Sec.       % of Total
                  Underlying        Options/SARs
                  Options/          Granted to                Exercise
                  SARs              Employees                 or Base
                  Granted (a)       In Fiscal                 Price             Expiration
Name              (#)               Year                      ($/Sh)            Date             5% ($)       10%($)
----              ---               ----                      ------            -----------      ------       ------


Donald Ochacher
Chairman of
The Board
& CEO             40,000            11%                       $ 1.50             12/31/04             -          -



Elwood Trotter
Vice President
Sales &
Markeing &
Former
Director          35,000            10%                       $ 1.50             12/31/04             -          -
                  20,000             6%                       $ 1.50             06/22/98             -          -
                   2,500             1%                       $ 1.50             03/05/03             -          -
                   2,500             1%                       $ 1.50             06/06/02             -          -
                  15,000             4%                       $ 1.50             03/05/03             -          -

Garvin McMinn
Former Chairman
of the Board
& CEO             35,000            10%                       $ 1.50             12/31/04             -          -
                  40,000            11%                       $ 1.50             06/22/03             -          -
                  25,000             7%                       $ 1.50             03/05/03             -          -
                  15,000             4%                       $ 1.50             08/08/02             -          -

----------------------

(a)      Includes options which were repriced during fiscal 1999.

(b) These amounts, based on assumed appreciation rates of 5% and 10% rates prescribed by the Securities and Exchange Commission rules are not intended to forecast possible future appreciation, if any, of the Company's stock price. The closing price at December 31, 1999 of the Company's Common Stock was $0.80 per share.



         The following table sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 1999, as adjusted for a blanket reduction in all exercise prices on all outstanding options, to $1.50 per share exercise price per resolutions adopted by the Board of Directors on June 4, 1999, and the aggregate gains that would have been realized had these options been exercised on December 31, 1999, even though these options were not exercised, and the unexercisable options could not have been exercised, on December 31, 1999. The Company did not issue stock appreciation rights.


                         Aggregated Option/SAR Exercises
                             in Last Fiscal Year and
                       Fiscal Year-End Options/SAR Values

                                                              Number of                          Value of Unexercised
                                                              Securities Underlying              in-the-Money
                  Shares                                      Unexercised                        Options/SARs
                  Acquired             Value                  Options/SARs at                    at Fiscal Year End (a)
                  on Exercise          Realized               FY-End (#)                            ($)

Name                 $                    $                  Exercisable  Unexercisable          Exercisable Unexercisable
----                 -                    -                  ---------------------------         -------------------------


Donald Ochacher      -                    -                   40,000           -                   -                 -

Elwood Trotter       -                    -                   75,000           -                   -                 -

Garvin McMinn        -                    -                  115,000           -                   -                 -



     (a) Market value of shares covered by in-the-money options on December 31, 1999, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price based on the last trading day in 1999 of $0.80 per share at a $1.50 per share exercise price.


The Company has no Long-Term Incentive Plans and no Awards were made in its Last Fiscal Year





                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding beneficial ownership as of December 31, 1999, of the Company's Common Stock, by any person who is known to the Company to be the beneficial owner of more than 5% of the Company's voting securities and by each director and by officers and directors of the Company as a group.


                                                                    Beneficial(1)        Percentage
Officers and Directors                                               Ownership           of Class(1)
----------------------                                              ------------        ------------

Donald Ochacher, Chairman, CEO and a Director(2)                          42,500             0.5%
Janet Maxey, Chief Financial Officer(3)                                   25,000             0.3%
Garry Newman, Vice President(4)                                           30,100             0.4%
Elwood C. Trotter, Vice President(5)                                     104,986             1.2%
Wayne Case, Director(6)                                                   67,992             0.8%
Carl Stadelhofer, Director(7)                                            223,333             2.6%
                                                                    ------------        ------------
All current directors and
officers as a group (6 persons)                                          493,911             5.8%
                                                                    ============        ============
5% Holders
Schmitt Industries, Inc.(8)                                            1,375,716            16.1%
2765 N.W Nicolai Street
Portland OR  97210

Finter Bank  Zurich(9)                                                   485,000             5.7%
Claridenstrasse 3S
CH-8022
Zurich Switzerland


1    Assumes all  outstanding  stock options and all  outstanding  warrants have been exercised and the subject shares have been issued and are outstanding.
2    Includes 40,000 stock options outstanding and exercisable at 12/31/99
3    Includes 25,000 stock options outstanding and exercisable at 12/31/99
4    Includes 30,000 stock options outstanding and exercisable at 12/31/99
5    Includes 75,000 stock options outstanding and exercisable at 12/31/99
6    Includes 40,000 stock options outstanding and exercisable at 12/31/99
7    Includes 40,000 stock options outstanding and exercisable at 12/31/99
8    Wayne  Case,  A  Director  of  the  Company,  is a  principal  shareholder,
     President and Chairman of the Board of Schmitt Industries, Inc.
9    Finter Bank Zurich holds these shares on behalf of various clients, none of which is an officer,  director, or affiliate of the Company. Under the laws of the country of Switzerland, Finter Bank may not divulge the names of its individual  clients and,  therefore,  may be deemed the beneficial owner of these shares, although Finter Bank Zurich disclaims any individual interest in these shares.

On March 24, 2000, 100,000 stock options outstanding to officers were cancelled. An additional 335,000 stock options were issued to officers which expire December 31, 2004 and are subject to certain vesting terms.


                              CERTAIN TRANSACTIONS

         1. In September and October of 1999, the Company successfully undertook the placement of $1,500,000 of 7% Senior Convertible Debentures due 2003. Each debenture, after the January 4, 2000 10 for 1 reverse split, provides for 7% annual interest payable in annual payments beginning June 30, 2000; are as a class senior in rights as to payment of interest and in liquidation rights to all other debentures, whether presently outstanding or issued in the future; are convertible into common stock of the Company at $1.50 per share through and including September 30, 2001 and $2.50 per share thereafter until maturity; and are due and payable in full, if not converted prior to, on September 30, 2003. The terms of the debentures also provide that, subject to certain conditions, at the election of the holder, yearly interest payments may be taken in common stock of the Company at a 20% discount to the average closing price, as defined in the debenture, of the Company's common stock for the 30 days prior to a payment or record date. If the Company elects to file a registration statement covering these shares there shall be no discount. The Company also agreed to file an appropriate registration statement to register the common shares issuable upon conversion and to maintain that registration until certain events had taken place.

         On March 24, 2000, the Board of Directors of the Company approved a temporary reduction in the conversion price on the 7% Senior Convertible Debentures into common stock. The conversion price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior the receipt of a notice of conversions, with minimum conversion price of $0.50. The notice of conversion for the temporary reduction had to be received by April 30, 2000 and had to include all accrued interest through May 31, 2000. The entire $1,500,000 in debentures plus accrued interest were converted into 3,137,943 shares of the Company's common stock. As a result, the Company will record an expense related to reduction in conversion price.

         The majority of the common stock offered with this registration is the stock issued pursuant to the conversion of the 7% Senior Convertible Debentures discussed hereinabove.


         2. On March 24, 2000, the Board of Directors also approved a temporary reduction in the exercise price of all warrants and options outstanding. The exercise price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion, with a minimum conversion price of $0.50. The notice of exercises had to be received by April 30, 2000. A total of 50,000 warrants and 40,000 options were exercised and paid for by June 16, 2000. As a result of this temporary reduction, the Company will record compensation expense for the difference between original exercise price and reduced exercise price.


         THE REFERENCES TO SHARE HOLDINGS, AS NOTED BELOW, REFLECT THE 10 FOR 1 REVERSE STOCK SPLIT WHICH BECAME EFFECTIVE JANUARY 4, 2000.

        3. Wayne Case, a Director of the Company, also serves as the President and Chairman of the Board of Schmitt Industries, Inc. Schmitt acquired during fiscal 1998, and the first quarter of 1999, an aggregate of 1,375,716 Shares of the Company's Common Stock, from another principal shareholder. Shares of the Company's Common Stock, on a fully diluted basis, represent 16.1% of the Company's outstanding Common Stock.

        4. In December 1998, the Company issued 81,000 shares of its common stock in settlement of $81,000 of debt owed to Garvin McMinn.

        5. The Company issued 131,250 shares of common stock, through a private placement, to Variety Investments, Ltd., a company owned by Don Farrell (a former principal shareholder) during 1998. In December of 1998, 256,671 shares of common stock were issued in exchange for debt owed to Farrell Financial in the amount of $282,887, a company owned by Don Farrell.

        6. On June 4, 1999, the Board of Directors adopted a 1999 Non Qualified Key Man Stock Option Plan. This Plan authorized the issuance of up to 500,000 options to acquire shares of the Company's common stock at an exercise price of not less than 100% of fair market value at the date of grant, and with the addition of such additional terms at the date of grant as the Board of Directors determines. 135,000 options were issued in 1999. In 2000, 100,000 of these options were cancelled and an additional 375,000 options were issued to officers and employees.

         7. Donald Ochacher was retained as President and Chief Executive Officer of the Company on June 4, 1999 at a salary of $6,500 per month. In addition, the Board of Directors authorized the issuance of 40,000 options to acquire shares of the Company's common stock at an exercise price of $0.15 per share and with other terms and conditions as provided in the Company's 1999 Non Qualified Key Man Stock Options Plan. No formal written agreement has been entered into between the Company and Don Ochacher.

         8. The Value of Warrant Exercise Price. During 1998, 1997 and 1996, the Company issued 1,011,250, 1,037,504 and 747,778 shares of Common Stock through private placements. Each share issued had attached a share purchase warrant to purchase one additional share of Common Stock for a period of two years.

        During 1998 and 1997, the Company issued a total of 520,000 and 225,000 shares at various per share prices upon the exercise of warrants by various shareholders. In November 1998, the Company's Board of Directors revalued 2,248,754 outstanding warrants based on the fair value of the stock, and amended the exercise price to $1.50 (price adjusted to reflect the impact of the 10 for 1 reverse split) per share up to the expiration date. From November 1998 to June 30, 1999, 1,315,000 Warrants were exercised.

        Other than discussed above, the Company has no knowledge of any transaction or series of transactions, since January 1, 1997, or any currently proposed transaction, or series of transactions, to which the Company was or is to be party, in which the amount involved exceeds $60,000, involving management, any person owning 10% or more of the common stock, or any member of the immediate family of any of the foregoing persons.

        Management believes that the transactions with related parties were on terms as favorable as the Company would have obtained from unaffiliated parties.

                    DESCRIPTION OF SECURITIES OF THE COMPANY

Common Stock


         The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.01, of which 10,758,358 shares were outstanding as of June 15, 2000.


         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Capital Stock. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock that might be issued in the future. Holders of Common Stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable.

         The Board of Directors proposed to the Company's shareholders and they adopted at its Annual Meeting held on June 4, 1999, resolutions giving the Board of Directors the authority and discretion to reverse split the Company's outstanding Common Stock on a 1 for 10 basis, if and at such time over the succeeding 12 months, as the Board of Directors determined such a reverse split would be in the interest of the Company. In addition, the authorized capital stock would change to 50,000,000 shares of common stock authorized and each 10 shares of the outstanding common stock would automatically convert into a single share of new common stock. In December of 1999 the Board determined that these actions were appropriate and they became effective January 4, 2000.

Options to Purchase Common Stock


         The Company has issued options to purchase common stock to certain officers, employees and others under various stock option plans for services performed and to be performed. Some options require continued employment. As of June 15, 2000,there were a total of 667,500 options outstanding each entitling the holder to purchase one share of the common stock of the company at a price ranging $.50 to $1.50 per share. The options expire at various dates beginning on December 18, 2000 and ending on December 31, 2004.


Warrants


         During 1998, 1997 and 1996, the Company issued 1,011,250, 1,037,504 and
747,778 shares of Common Stock through private placements. Each share issued had attached a share purchase warrant to purchase one additional share of Common Stock for a period of two years. In September of 1999 the majority of the outstanding warrants were surrendered to the Company for cancellation by the remaining warrant-holders as a condition for the Company placing the below described debentures. Additional Warrants were issued in 2000 pursuant to the Company's Investment Banking agreement with Givigest Fiduciaria SA. As of June 15, 2000 there were a total of 350,000 warrants outstanding with exercise prices ranging from $.50 to $1.50 per share.


Debentures

         In September and October of 1999, the Company successfully undertook the placement of $1,500,000 of 7% Senior Convertible Debentures due 2003. Each debenture provided for 7% annual interest payable in annual payments beginning June 30, 2000; were as a class senior in rights as to payment of interest and in liquidation rights to all other debentures, whether presently outstanding or issued in the future; were, after the 10 for 1 reverse split, convertible into common stock of the Company at $1.50 per share through and including September 30, 2001 and $2.50 per share thereafter until maturity; and were due and payable in full, if not converted prior to, on September 30, 2003. The terms of the debentures also provided that, subject to certain conditions, at the election of the holder, yearly interest payments may be taken in common stock of the Company at a 20% discount to the average closing price, as defined in the debenture, of the Company's common stock for the 30 days prior to a payment or record date. If the Company elects to file a registration statement covering these shares there shall be no discount. The Company also agreed to file an appropriate registration statement to register the common shares issuable upon conversion and to maintain that registration until certain events had taken place.

         On March 24, 2000, the Board of Directors of the Company approved a temporary reduction in the conversion price on the 7% Senior Convertible Debenture into common stock. The conversion price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion, with a minimum conversion price of $0.50. The notice of conversion for the temporary reduction had to be received by April 30, 2000 and had to include all accrued interest through May 31, 2000. As a result, the Company will record an expense related to the reduction in conversion price. During April 2000, the Company received notices of conversion from all of the debenture holders.


         The majority of common stock offered with this registration is the stock issued pursuant to the conversion of the 7% Senior Convertible Debentures discussed hereinabove.


         In addition, each of the options, warrants, and debentures contain anti-dilution provisions that protect the holders thereof against dilution in certain events, including but not limited to stock dividends, stock splits, reclassification, or merger.

                      MARKET FOR THE COMPANY'S COMMON STOCK

        The Company's Common Stock traded on the Vancouver Stock Exchange in Vancouver, British Columbia, under the symbol "APT" until July 23, 1998. The symbol was changed on September 1, 1992 commensurate with a name change. The closing sales price as of July 22, 1998, the last day traded on the Vancouver Stock Exchange, was $0.14US

        The Company's Common Stock trades on the NASD Bulletin Board, under the symbol "AIRP". The closing sales price on July 24, 2000, was $0.4844.

         Set forth below is the high and low bid information in U.S. dollars for the Company's Common Stock for each full quarterly period within the two most recent fiscal years and the first three quarters of 1999. The information set forth below was obtained from the OTC Bulletin Board and the Vancouver Stock Exchange, the latter which was translated to U.S. dollars using the annual average conversion rate. Quotations represent inter-dealer prices, do not include retail markups, markdowns or commissions and may not represent actual prices at which transactions have taken place.





                                  High                 Low
      Period                      Bid                  Bid
      ------                     -----               ------
2nd Quarter 2000                 $0.61               $0.56
1st Quarter 2000                  0.61                0.55

         Please note that all of the below figures reflect the bid information prior to the effectiveness of the 10 to 1 reverse split on January 4, 2000.

4th  Quarter 1999                $0.12               $0.10
3rd Quarter 1999                  0.17                0.17
2nd Quarter 1999                  0.17                0.17
1st Quarter 1999                  0.26                0.17

4th Quarter 1998                  0.29                0.07
3rd Quarter 1998                  0.22                0.10
2nd Quarter 1998                  0.24                0.12
1st Quarter 1998                  0.26                0.11

4th Quarter 1997                  0.46                0.20
3rd Quarter 1997                  0.36                0.17
2nd Quarter 1997                  0.22                0.16
1st Quarter 1997                  0.23                0.15


        At June 15, 2000, the Company had approximately 567 Shareholders of record.

        The Company has not paid a dividend since its incorporation, and management does not anticipate the Company will pay dividends in the near future.

Dividend Policy

         The Company did not pay any cash dividends during its last fiscal year and the Board of Directors does not contemplate doing so in the near future. The Company currently intends to retain all earnings, to finance the development and expansion of its operations, and does not anticipate paying cash dividends on its shares of Common Stock in the foreseeable future. The Company's future dividend policy will be determined by its Board of Directors on the basis of various factors, including results of operations, financial condition, business opportunities and capital requirements. The payment of dividends will also be subject to the requirements of Delaware Law, as well as restrictive financial covenants which may be required in future credit agreements.



Transfer Agent

    The transfer agent and registrar for the Common Stock and Warrants is Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.


                         SHARES ELIGIBLE FOR FUTURE SALE


       As of the date of June 15, 2000, the Company had 10,758,358 Common Shares outstanding. The Company also have warrants and options issued and outstanding which, if exercised in full, would require the Company to issue up to an additional 1,017,500 Shares of its Common Stock which would result in the Company having 11,775,858 Shares of its Common Stock issued and outstanding. Of the outstanding shares on June 15, 2000 5,718,210 were restricted securities as discussed below. If all the options and warrants above were exercised this would increase the number of restricted securities by 1,017,500 to 6,735,710 shares. 3,622,943 of the restricted shares are being registered for sale pursuant to this registration statement.


       The shares of Common Stock which are "restricted securities" (as that term is defined in Rule 144 promulgated under the Securities Act) may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144 subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales) within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on the Nasdaq Stock Market or another national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements, and the availability of current public information regarding the Company. A person who has not been an affiliate of the Company for at least three months, and who has beneficially owned restricted securities for at least two years, is entitled to sell such restricted shares under Rule 144(k) ("Rule 144(k) Shares") without regard to any of the limitations described above.

       In addition, Rule 144A as currently in effect, in general, permits unlimited resale's of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows the existing stockholders of the Company to sell their shares of Common Stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to nonaffiliates do not lose their status as restricted securities.

       No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time.


                    SELLING PERSONS AND PLAN OF DISTRIBUTION


         All of the shares of Common Stock of the Company covered by this Prospectus are being registered for sale for the account of the selling Persons named in the table below under "Shares of Common Stock Offered by Selling Persons (the "Selling Persons"). 3,137,943 of the shares being offered by the Selling Persons were received when they converted all of their debentures plus accrued interest into common stock in the Company. Although the Company will receive the benefit of exchanging long term debt for equity from the conversion of the outstanding debentures, the Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders offered hereby. For further information regarding the terms of the Debentures, see "Description of Securities."

       The shares of Common Stock offered by the Selling Persons may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers. This Prospectus has been prepared so that future sales of the shares of Common Stock by the Selling Persons will not be restricted other than as set forth herein. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act.

       Pursuant to rules promulgated under the Exchange Act, a Selling Person who is neither affiliated nor directly or indirectly acting in concert with the issuer or with any other Selling Stockholder will be required to observe the appropriate "cooling off" period and other restrictions only prior to the individual Person's distribution and until such distribution ends or the shares are withdrawn from registration. Conversely, a Selling Person who is affiliated or acting in concert with the issuer or another Selling Person will be required to observe the appropriate "cooling off" period and other restrictions under Regulation M under the Exchange Act with respect to all offers and sales by affiliated persons.

       Except as described above or in the footnotes to the Selling Persons Table below, no Selling Person has had any material relationship with the Company or an affiliate of the Company, including its predecessors, within the past three years.

       The shares of Common Stock sold for the account of the Selling Persons may be sold in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell such shares as agent but may position and resell a portion of the block as principal to facilitate any transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, or (d) in private transactions. In effecting sales, brokers and dealers engaged by Selling Persons may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Persons in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the Selling Persons to sell a specified number of such shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for a Selling Person, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Person. Broker-dealers who acquire such shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and book transactions and which may involve sales to and through other broker-dealers, including transaction, of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions as described above.

       Listed below are the names of each selling Person (the "Selling Persons"), the total number of shares owned, assuming their debentures are converted in full at $1.50 per share, the number of shares to be sold in this offering by each Selling Person, and the percentage of Common Stock owned by each Selling Person after this Offering:

                                                                         Number of
                                                                         Shares of
                                                                         Common                   Shares of
                                             Shares of                   Stock to be              Common Stock
                                             Common Stock                Offered for              Beneficially Owned
                                             Beneficially Owned          Selling                  After
                                             Prior to                    Person's                 Completion of
Name                                         Offering                    Account                  Offering
----                                         -------------               ---------------          --------------
                                                                                               Number        Percent
                                                                                              --------       --------

Fidulex Management Inc           .                 418,667                    418,667             -               -



Innovative Investments Network Limited             529,167                    529,167             -               -



OTC Opportunities, Inc.                            526,250                    526,250             -               -


SCF Societa Di Consulenza Finanziaria

SA                                                 521,876                    521,876             -               -



SG Ruegg Banca SA                                  722,694                    722,694             -               -

Strategic Investors Limited                        419,289                    419,289             -               -



Finter Bank                                        485,000 (1)                485,000 (1)         -               -

     (1) Finter Bank holds these shares on behalf of various clients, none of which is an officer, director, or affiliate of the Company. Under the laws of the country of Switzerland Finter Bank may not divulge the names of its individual clients and, therefore, may be deemed the beneficial owner of these shares, although Finter Bank disclaims any individual interest in these shares.



                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Delaware General Corporation Law, under which the Company is incorporated, gives a corporation the power to indemnify any of its directors, officers, employees, or agents who are sued by reason of their service in such capacity to the corporation provided that the director, officer, employee, or agent acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action, he must have had no reasonable cause to believe his conduct was unlawful.

        INSOFAR AS INDEMNIFICATION  FOR LIABILITIES ARISING UNDER THE SECURITIES
ACT OF 1933 MAY BE PERMITTED TO DIRECTORS,  OFFICERS AND CONTROLLING  PERSONS OF
THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS OR OTHERWISE, THE REGISTRANT
HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES  AND EXCHANGE  COMMISSION
SUCH  INDEMNIFICATION  IS AGAINST  PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS,
THEREFORE,  UNENFORCEABLE, IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST
SUCH LIABILITIES  (OTHER THAN THE PAYMENT BY THE REGISTRANT OF EXPENSES INCURRED
OR PAID BY A DIRECTOR,  OFFICER OR  CONTROLLING  PERSON OF THE REGISTRANT IN THE
SUCCESSFUL  DEFENSE OF ANY  ACTION,  SUIT OR  PROCEEDING)  IS  ASSERTED  BY SUCH
DIRECTOR,  OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING
REGISTERED, THE REGISTRANT WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER
HAS BEEN  SETTLED BY  CONTROLLING  PRECEDENT,  SUBMIT TO A COURT OF  APPROPRIATE
JURISDICTION THE QUESTION WHETHER SUCH  INDEMNIFICATION  BY IT IS AGAINST PUBLIC
POLICY AS EXPRESSED IN THE ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF
SUCH ISSUE.
                                       34

                          CHANGES IN AND DISAGREEMENTS
                               WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

        The Company appointed BDO Seidman, LLP, as independent accountants and dismissed its former accountants, Hein + Associates LLP on November 30, 1998.
Both the former auditor's report and the current auditor's report contain a going concern qualification. There were no other disclaimers or qualifications.

        The decision to change accountants was made by the Company's Board of Directors.

        During the Company's two most recent fiscal years, and any subsequent interim period preceding such resignation of its former outside accountants, there were no disagreements with such former accountant on any matter.

        The Company did not consult with BDO Seidman, LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered or any other accounting, auditing or financial reporting issues during the Company's two most recent fiscal years and any subsequent interim period prior to engaging BDO Seidman, LLP.

                                  LEGAL MATTERS

         The validity of the securities offered hereby is being passed upon for the Company by J. Garry McAllister, Esq., 1487 E. Thistle Downs Drive, Sandy,
Utah 84092.

                                     EXPERTS

         The consolidated Financial Statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report upon the authority of such firm as an expert in auditing and accounting.

         The consolidated financial statements of the Company for the year ended
December 31, 1997, and the related financial statement schedule included in this Prospectus and Registration Statement have been audited by Hein & Associates,
LLP, independent auditors as set forth in their report appearing elsewhere herein and have been included in this Registration Statement in reliance upon such report upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission, Washington, D. C. 20549, a Registration Statement on Form S-1 under the Act, with respect to the securities to be registered hereunder. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement, and reference is made to such exhibits to the Registration Statement, as well as to the Registration Statement previously filed by the Company on Form 10, and to the Exhibits filed as a part thereof, which may be inspected at the office of the Securities and Exchange Commission without charge, or copies thereof may be obtained therefrom upon payment of a fee prescribed by the Securities and Exchange Commission.

                                       35






                                                                                    Air Packaging Technologies Inc.
                                                                                                     And Subsidiary


                                                                         Index to Financial Statements and Exhibits
-------------------------------------------------------------------------------------------------------------------


 FINANCIAL STATEMENTS

Consolidated financial statements
         -December 31, 1998 and 1997

                      Report of Independent Certified Public Accountants                                     F-1

                      Balance Sheets as of December 31, 1999 and 1998                                        F-3

                      Statements of Operations for the years ended December 31, 1999,
                           1998 and 1997                                                                     F-5

                      Statements of Stockholders' Equity (Deficit) for the years ended
                           December 31, 1999, 1998 and 1997                                                  F-6

                      Statements of Cash Flows for the years ended December 31, 1999,
                           1998 and 1997                                                                     F-7


                      Notes to Consolidated Financial Statements                                             F-9


                      Schedule II - Valuation and Qualifying Accounts and Reserves                           F-25


Consolidated financial statements  (unaudited)
          -March 31, 200 and 1999

                      Balance Sheets (Unaudited)                                                             F-26

                      Statements of Operations(Unaudited)                                                    F-27

                      Statements of Cash Flows (Unaudited)                                                   F-28

                      Notes to Consolidated Financial Statements                                             F-29

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary



--------------------------------------------------------------------------------



Report of Independent Certified Public Accountants

To the Stockholders and Board of Directors
Air Packaging Technologies Inc.
Valencia, California

We have audited the accompanying consolidated balance sheets of Air Packaging Technologies Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1999. We have also audited the schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement and schedule presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Air Packaging Technologies, Inc. and Subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements and schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements and schedule do not include any adjustments that might result from the outcome of this uncertainty.

                                                         /s/  BDO  Seidman,  LLP
Los Angeles, California
March 3, 2000, except for Note 17
as to which the date is March 27, 2000

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary



--------------------------------------------------------------------------------


Independent Auditor's Report

The Stockholders and Board of Directors
Air Packaging Technologies Inc.
Valencia, CA

We have audited the consolidated balance sheet of Air Packaging Technologies Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air Packaging Technologies, Inc. and subsidiaries as of December 31, 1997, and results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 3. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

/s/Hein + Associates LLP
Hein + Associates LLP
Certified Public Accountants

Orange, California
March 30, 1998



                                                                              Air Packaging Technologies Inc.
                                                                                               And Subsidiary


                                                                                  Consolidated Balance Sheets
-------------------------------------------------------------------------------------------------------------



   December 31,                                                              1999                     1998
-------------------------------------------------------------------------------------------------------------

   Assets

   Current Assets
   Cash and cash equivalents                                             $1,150,151               $ 1,125,799
   Trade receivables, net of allowance for doubtful
   accounts of $22,630 and $5,130 (Note 15)                                  57,603                    96,852

   Inventories, net (Note 4)                                                577,389                   408,643

   Advances and prepaids                                                     41,895                   75,134


   Total Current Assets                                                   1,827,038                   706,428


   Property and Equipment, net (Note 5)                                     714,186                   810,458


   Intangible Assets, net (Note 6)                                          229,378                   233,609



   Deferred Financing Costs, net of accumulated
   amortization of $10,416                                                  139,583                       -


   Deposits                                                                  60,100                    60,100

   Total Assets                                                          $2,970,285               $ 1,810,595




                                                                              Air Packaging Technologies Inc.
                                                                                               And Subsidiary


                                                                                  Consolidated Balance Sheets
-------------------------------------------------------------------------------------------------------------





                                                                         ---------------------------------
December 31,                                                                  1999              1998
                                                                         ---------------   ---------------

Liabilities and Stockholder' Equity

Current liabilities
   Accounts payable (Note 11)                                            $       316,861   $        191,025
   Accrued expenses (Note 11)                                                     93,965             84,857
                                                                         ---------------   ----------------

Total current liabilities                                                        410,826            275,882
                                                                         ---------------   ----------------

Long term liabilities
   Senior convertible notes (Note 10)                                          1,500,000                -
                                                                         ---------------   ----------------

Total long term liabilities                                                    1,500,000                -
                                                                         ---------------   ----------------

Total liabilities                                                              1,910,826            275,882
                                                                         ---------------   ----------------

Commitments and contingencies (Note 14)

Stockholders' equity (Notes 7, 8, 9, 12, 14 and 16)
   Common stock, $.01 par value, 50,000,000 shares authorized;
 7,966,408 and 7,071,408 shares issued and outstanding                            79,664             70,714
   Additional paid-in capital                                                 20,789,787         19,420,979
   Accumulated deficit                                                       (19,809,992)       (17,956,980)
                                                                         ---------------   ----------------

Total stockholders' equity                                                     1,059,459          1,534,713
                                                                         ---------------   ----------------

Total liabilities and stockholders' equity                               $     2,970,285   $      1,810,595
                                                                         ---------------   ----------------



                                 See accompanying notes to consolidated financial statements.










                                                        F-4



                                                                            Air Packaging Technologies Inc.
                                                                                             And Subsidiary


                                                                      Consolidated Statements of Operations
-----------------------------------------------------------------------------------------------------------






                                                    -----------------------------------------------------
Years ended December 31,                                 1999                 1998               1997
                                                    ---------------     ---------------    --------------


Net sales (Note 15)                                 $      959,712      $      722,268     $      340,624

Cost of sales                                            1,012,083             566,837            592,544
                                                    ---------------     ---------------    --------------

Gross profit (loss)                                        (52,371)            155,431           (251,920)
                                                    ---------------     ---------------    --------------

Operating expenses:
     Sales, general and administrative                   1,797,128           1,967,932          1,572,619
     Research and development                                5,419               7,371              3,322
                                                    ---------------     ---------------    --------------

Total operating expenses                                 1,802,547           1,975,303          1,575,941
                                                    ---------------     ---------------    --------------

Loss from operations                                    (1,854,918)         (1,819,872)        (1,827,861)
                                                    ---------------     ---------------    --------------

Other income (expense):
     Interest expense                                      (30,444)           (153,470)           (17,934)
     Interest income                                        20,900               3,433              2,010
     Other income                                           11,450               2,243             19,586
                                                    ---------------     ---------------    ---------------

Total other income (expense)                                 1,906            (147,794)             3,662
                                                    ---------------     ---------------    ---------------

Loss before extraordinary item                         (1,853,012)          (1,967,666)        (1,824,199)

Extraordinary item - gain on
  restructuring of payables (Note 11)                            -             244,019                  -
                                                    ---------------     ---------------    ---------------

Net loss                                            $   (1,853,012)     $   (1,723,647)    $   (1,824,199)
                                                    ---------------     ---------------    ---------------

Loss per common share - Basic and Diluted

     Loss before extraordinary item                 $         (.25)     $         (.43)    $         (.59)
     Extraordinary item                                         -                  .05                 -
     Net loss                                       $         (.25      $         (.38)    $         (.59)

Weighted average number of common shares
 outstanding - Basic and Diluted                         7,249,585           4,506,608          3,069,362
                                                    ---------------    ----------------    ---------------


                                                See accompanying notes to consolidated financial statements.








                                                        F-5


                                                                                    Air Packaging Technologies Inc.
                                                                                                     And Subsidiary


                                                                    Consolidated Statements of Stockholders' Equity
-------------------------------------------------------------------------------------------------------------------








                                             Common Stock
                                     -----------------------------
                                                                    Additional
                                                                      Paid-In       Accumulated
                                          Shares         Amount       Capital         Deficit          Total
                                     ----------------------------- --------------  ---------------  ------------

Balance, January 1, 1997                  2,796,952      $ 27,970    $12,812,355    $(14,409,134)   $(1,568,809)
Net cash proceeds from private
placements  (Note 12)                     1,037,504        10,376      1,580,343               -      1,590,719
Debt for equity exchange (Notes 7
     and 12)                                180,958         1,809        285,477               -        287,286
Conversion of debenture (Note 9)            230,000         2,300      1,247,700               -      1,250,000
Exercise of options (Note 12)                 5,750            58          8,089               -          8,147
Exercise of warrants (Note 12)              225,000         2,249        343,978               -        346,227
Stock-based compensation (Note 12)                -             -         43,450               -         43,450
Net loss                                          -             -              -      (1,824,199)    (1,824,199)
                                     --------------   -----------   ------------    -------------   ------------

Balance, December 31, 1997                4,476,164        44,762     16,321,392      (16,233,333)      132,821
Net cash proceeds from private
placements  (Note 12)                     1,011,250        10,113        914,480               -        924,593
Debt for equity exchange
 (Notes 7, 8, 9 and 12)                   1,063,994        10,639      1,073,534               -      1,084,173
Exercise of warrants (Notes 9 and
     12)                                    520,000         5,200        738,427               -        743,627
Stock-based compensation (Note 12)                -             -        247,073               -        247,073
Revaluation of warrants (Note 12)                 -             -        126,073               -        126,073
Net loss                                          -             -              -      (1,723,647)    (1,723,647)
                                     --------------   -----------  -------------    -------------   ------------

Balance, December 31, 1998                7,071,408        70,714     19,420,979     (17,956,980)     1,534,713
Exercise of warrants (Notes 9 and
     12)                                    895,000         8,950      1,320,008               -      1,328,958
Stock-based compensation (Note 12)                -             -         48,800               -         48,800
Net loss                                          -             -              -      (1,853,012)    (1,853,012)
                                     --------------   -----------   ------------    -------------   ------------

Balance, December 31, 1999                7,966,408      $ 79,664     20,789,787    $(19,809,992)    $1,059,459
                                     --------------   -----------   ------------    -------------   ------------


                                                       See accompanying notes to consolidated financial statements.











                                                        F-6



                                                                                    Air Packaging Technologies Inc.
                                                                                                     And Subsidiary


                                                                              Consolidated Statements of Cash Flows





Increase (decrease) in cash and cash equivalents
                                                                   ------------------------------------------------

Years ended December 31,                                                 1999             1998             1997
                                                                   ------------------------------------------------

Cash flows from operating activities:
   Net loss                                                        $ (1,853,012)    $  (1,723,647)    $ (1,824,199)

   Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization                                      299,938           219,064          150,400
     Provision for doubtful accounts                                     17,500                 -            2,037
     Inventory reserve                                                  (30,123)                -           97,202
     Stock-based compensation                                            48,800           247,073           43,450
     Expense on revaluation of warrants                                       -           126,073                -
     Extraordinary gain on restructuring of payables                          -          (244,019)               -
     Gain on sale of property and equipment                                   -                 -           (6,742)
       Increase (decrease) from changes in:
     Trade receivables                                                   21,749           (62,286)          3,730
     Inventories                                                       (138,623)         (252,188)        (123,211)
     Advances and prepaids                                               33,239           (70,472)            356
     Deposits                                                                 -             6,774          (51,594)
     Accounts payable and accrued liabilities                           133,085           159,306          171,981
     Accrued officers' salaries                                           1,859            (1,232)         (24,794)
     Due to related party                                                     -                 -          126,000
     Other liabilities                                                        -           (39,500)              -
                                                                   -------------     -------------    ------------

Net cash used in operating activities                                (1,465,588)       (1,635,054)      (1,435,384)
                                                                   -------------     -------------    ------------

Cash flows from investing activities:
   Proceeds from sale of property and equipment                               -                 -            7,000
   Purchases of property and equipment                                 (129,126)         (413,765)        (528,193)
   Patent expenditures                                                  (59,892)          (33,664)         (37,788)
                                                                   -------------     -------------    ------------

Net cash used in investing activities                                  (189,018)         (447,429)        (558,981)
                                                                   -------------     -------------    ------------

Cash flows from financing activities:
   Net proceeds from private placements                                       -           924,593        1,590,719
   Net proceeds from exercise of warrants                             1,328,958           743,627          346,227
   Net proceeds from exercise of options                                      -                 -            8,147
   Deferred costs                                                      (150,000)                -                -
   Proceeds from loan payable - related party                                 -                 -           38,128
   Proceeds from senior convertible notes                             1,500,000           521,000           50,000
   Payment on note payable                                                    -           (33,000)         (31,000)
   Costs associated with debt conversion                                      -            (7,400)              -
                                                                   -------------     -------------    ------------

Net cash provided by financing activities                             2,678,958         2,148,820        2,002,221
                                                                   -------------     -------------    ------------

Net increase in cash                                                  1,024,352            66,337            7,856

Cash, at beginning of year                                              125,799            59,462           51,606
                                                                   -------------     -------------    ------------

                                                                   -------------     -------------    ------------

Cash, at end of year                                             $    1,150,151    $      125,799   $       59,462
                                                                   -------------     -------------    ------------

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                           Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information

The Company paid interest in the amount of $237, $0 and $43,205 during 1999,1998 and 1997, respectively. The Company paid income taxes in the amount of $800, $800 and $800 during 1999, 1998 and 1997, respectively.

During 1997, $3,528 of interest was capitalized for construction of property and equipment.

During  1998  and  1997,   the  Company   exchanged   $1,084,173  and  $287,286,
respectively, of debt for 1,063,995 and 180,958 shares of common stock (see Notes 7, 8, 10 and 12).

During 1997, the convertible debenture with a balance of $1,250,000 was converted into 230,000 shares of common stock of the Company at the exercise price of $5.40 per share and 230,000 detachable nontransferable warrants (see
Note 9).

During the years ended December 31, 1999, 1998 and 1997, the Company recorded $22,750, $187,073 and $43,450, respectively, representing stock-based compensation in conjunction with stock options granted to non employees (see
Note 12).

During 1998, the Company issued 81,000 shares to an employee in satisfaction of accrued compensation in the amount of $81,000 (Note 12).

During 1999, the Company's board of directors revalued 435,000 outstanding options to their fair value. As a result, stock-based compensation of $16,050 was recorded in the current year for options held by non employees (see Note
12).

During 1998, the Company's Board of Directors changed the exercise price of 2,248,754 outstanding warrants to their fair value. As a result, an expense of $126,073 was recorded in the 1998 year (see Note 12).

During the years ended December 31, 1999 and 1998, the Company recorded stock-based compensation of $10,000 and $60,000 related to employee options. These amounts represent the excess fair market price of the Company' stock at the date of grant over the exercise price.



                    See accompanying notes to consolidated financial statements.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1 - Nature of Operations

Air Packaging Technologies Inc. (the "Company") and Subsidiary develops, manufactures and distributes inflatable commercial packaging systems. The Company's sales are primarily to companies producing Silicon wafers and computer chips in California, Arizona, Oregon, Colorado and Texas in the United States, Denmark and the U.K. in Europe, and Singapore in Asia. The Company was incorporated in the State of Delaware on November 9, 1989.


Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Air Packaging Technologies Inc. and its wholly-owned foreign subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation. The foreign subsidiary currently has no operations, therefore has no foreign translation adjustment.

Revenue Recognition

Revenue is recognized upon shipment of products.

Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory, which consists of raw material, work in progress, and finished goods, is valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 5 years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of property, and equipment sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Intangible Assets

Patents, trademarks, and rights to patent and trademark royalties are carried at cost less accumulated amortization which is calculated on a straight-line basis over ten years, the estimated useful lives of the assets. The Company periodically evaluates and assesses the overall recoverability of its intangible assets by determining if the unamortized balance can be recovered through undiscounted future operating cash flows.


Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," established guidelines regarding when impairment losses on long-lived assets, which include plant and equipment and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company periodically reviews such assets for possible impairments and expected losses, if any, are recorded currently.

Income Taxes

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." SFAS 109 requires a company to use the asset and liability method of accounting for income taxes.

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A valuation allowance is provided when management cannot determine whether it is more likely than not that the deferred tax asset will be realized. Under SFAS 109, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock-based Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), establishes a fair value method of accounting for stock-based compensation plans. In accordance with SFAS 123, the Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in APB 25. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Stock-based Compensation (Continued)

Also, in accordance with SFAS 123, the Company has provided footnote disclosure with respect to stock-based employee compensation. The cost of stock-based employee compensation is measured at the grant date based on the value of the award and is recognized over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair value of the stock as determined by the model at grant date or other measurement date over the amount an employee must pay to acquire the stock.


Concentrations of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or groups of counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions described below. In accordance with FASB Statement No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," the credit risk amounts shown in Note 15 do not take into account the value of any collateral or security.

Fair Value of Financial Instruments

The estimated fair values for financial instruments under Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes all cash, accounts receivables, accounts payable, long-term debt, and other debt, approximates the carrying value in the consolidated financial statements at December 31, 1999 and 1998 as a result of their short term nature, or due to the interest rates approximating the Company's effective borrowing rates.

At December 31, 1999, the fair value of the Senior Convertible Notes, is estimated to be $978,807 based on the quoted market prices using an interest rate of 10.5%.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Earnings (Loss) Per Share

Statement of Financial Accounting Standards No.128 ("SFAS 128"), "Earnings Per Share," requires presentation of basic and diluted earnings per share. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts, such as stock options, to issue common stock were exercised or converted into common stock, but does not include the impact of these dilutive securities that would be antidilutive. During the three years ended December 31, 1999, these dilutive securities were antidilutive. All prior period weighted average and per share information had no effect on the amounts presented in accordance with SFAS 128.

Options and warrants to purchase 575,000, 2,215,754 and 2,170,032 shares were outstanding during the years ended 1999, 1998 and 1997, respectively, but were not included in the computation of diluted loss per common share because the effect would be antidilutive.

The Company has 446,042 shares in escrow included in the number of shares outstanding in each of the three years ended 1999. However, these shares have been excluded from the computation of basic and diluted loss per share for each of the three years ended 1999 as the necessary conditions have not been satisfied (see Note 14).

Comprehensive Income

Statement of Financial Accounting Standards No.130, "Reporting Comprehensive Income," ("SFAS 130") establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is comprised of net income and all changes to stockholders' equity except those due to investments by owners and distribution to owners. The Company does not have any components of comprehensive income for each of the years ended December 31, 1999, 1998 and 1997.

Segments of an Enterprise

During the year ended December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131") issued by the FASB and is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS 131 requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate. At December 31, 1999 and 1998, the Company did not report any segment information as operations and business activity are considered one unit. Adoption of SFAS 131 did not have an impact on the Company's financial position, results of operations and cash flows.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Use of Estimates in the Preparation of Financial Statements

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Reclassifications

Certain reclassifications have been made to the prior year statements to conform to the 1999 presentation. Such reclassifications had no effect on the previously reported net loss.


Note 3 - Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company's ability to continue as a going concern because of the magnitude of its losses during the past three years, ($1,853,012), ($1,723,647) and ($1,824,199) in 1999, 1998 and
1997 and an accumulated deficit of ($19,809,992) at December 31, 1999.

The Company's continued existence is dependent upon its ability to raise substantial capital, to increase sales, to significantly improve operations, and ultimately become profitable.

Management believes that future investments and certain sales-related efforts will provide sufficient cash flow for it to continue as a going concern in its present form. However, there can be no assurance that the Company will achieve such results. Accordingly, the consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements



Note 4 - Inventories

Inventories consist of the following at:


                                        --------------------------------
December 31,                                       1999            1998
                                        ----------------   -------------

Raw materials                           $       450,583    $    350,147
Work-in-process                                  21,385          23,703
Finished goods                                  105,421          34,793
                                        ----------------   -------------

                                        $       577,389    $    408,643
                                        ----------------   -------------


The above balances are presented net of total inventory reserves of approximately $33,000 and $63,000 in 1999 and 1998, respectively. During the year ended December 31, 1997, the Company wrote down inventory by approximately $97,000, respectively, to reflect lower of cost or market pricing.


Note 5 - Property and Equipment

Property and equipment consist of the following:


                                           ------------------------------------
December 31,                                          1999                1998
                                           ----------------      --------------

Manufacturing equipment                  $       1,710,269     $     1,639,469
Dies and molds                                     187,375             166,866
Computer equipment                                  92,494              62,673
Quality control lab                                102,035             102,035
Office equipment                                   108,232             100,237
Vehicles                                            12,730              12,730
                                           ----------------      --------------

                                                 2,213,135           2,084,010

Less accumulated depreciation                    1,498,949           1,273,552
                                           ----------------      --------------

                                         $         714,186     $       810,458
                                           ----------------      --------------

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 5 - Property and Equipment (Continued)

Depreciation and amortization expense for property and equipment charged to operations for the years ended December 31, 1999, 1998 and 1997 was $225,397, $143,967 and $80,160, respectively.


Note 6 - Intangible Assets

Intangible assets consist of the following at:


                                                  ------------------------------
                                                           1999            1998
December 31,
                                                  --------------    ------------

Patents                                               $ 711,543        $657,142
Trademarks                                                3,649           3,157
Rights to patent and trademark royalties                 90,146          85,146
                                                  --------------    ------------

                                                        805,338         745,445

Less accumulated amortization                           575,960         511,836
                                                  --------------    ------------

                                                      $ 229,378        $233,609
                                                  --------------    ------------


Amortization expense for intangible assets charged to operations for the years ended December 31, 1999, 1998 and 1997 was $64,124, $75,097 and $70,240,
respectively.

Note 7 - Related Party Transactions

A former employee of the Company, who resigned effective June 4, 1999 entered into a one year consulting agreement that expires May 31, 2000 to provide consulting services at a fee of $5,000 per month.

The amount due to related party consists of fees payable to, and non-interest bearing advances from, a former director. During 1997, $126,000 of the outstanding balance was converted to 86,310 shares of common stock. In 1998, additional fees of $31,500 were incurred, and all remaining outstanding debt was settled in exchange for 256,671 shares at $1.00 per share.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 8 - Loan Payable - Related Party

In January 1997, the Company entered into an agreement with an affiliate of a related party by which the Company can borrow up to $150,000. Interest payments at 8.5% per annum are due monthly, and any borrowings are secured by the Company's assets. The outstanding loan payable became due and payable on June 1, 1998. In December 1998, the Company issued 43,529 shares at a value of $1.00 per share in full settlement of the outstanding debt plus accrued interest.


Note 9 - Convertible Subordinated Debenture and Notes Payable

In 1991, the Company issued a $1,500,000 convertible subordinated debenture due October 31, 1996. In February 1994, a principal payment of $250,000 was made. On May 15, 1996 this debenture was modified and extended to October 31, 1997.

On May 29, 1997, the debenture was converted into 230,000 shares of common stock of the Company and 230,000 detachable nontransferable warrants. Two warrants entitle the lender to purchase one additional common share of the Company. The exercise price of each warrant is $5.40 for the first year ended May 29, 1998 and $6.20 for the second year ended May 29, 1999.

In November 1998, the Company's board of directors amended the warrants to be convertible on a one for one basis at a price of $1.50 per share up to the expiration date (see Note 12).

In December 1998, the lender exercised the entire 230,000 warrants at the amended price of $1.50 per share.

During 1998, the Company paid $23,000 in full settlement of the outstanding installment note payable and recognized a gain of $8,500, which is included in "Extraordinary Item" in the consolidated statements of operations (see Note 11).

In December 1998, the Company issued 56,800 shares at a value of $1.00 per share in full settlement of the interest-bearing note payable, plus accrued interest (see Note 12).

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 10 - Senior Convertible Notes

During the year ended December 31, 1999, the Company issued $1,500,000 in Senior Convertible Notes with interest payable annually on June 30 at 7% per annum. The Senior Convertible Notes are unsecured and due on September 30, 2003. At the option of the holder, the holder may convert the principal amount of such Note at any time before September 30, 2003, into shares of common stock. The conversion price is equal to or greater than the fair value of the stock on the date the Senior Convertible Notes were issued.

At the holder's option, the holder may elect to receive any annual interest payment in common stock of the Company at a 20% discount. The difference between the fair market value of the stock on date of conversion and the conversion price, will be recorded as additional interest expense.

In conjunction with these Notes, the Company paid a finder's fee of $150,000 and other financing costs, which is being amortized over the life of the Notes.


Note 11 - Extraordinary Item

During the fourth quarter of 1998, the Company paid approximately $190,000 in full settlement of various accounts payables and other accrued expenses totaling approximately $434,000 and recognized an extraordinary gain of $244,000, or $.05 per share. There was no income tax effect due to the Company's current year net loss and related valuation allowance.

The Company did not recognize any gains or losses on the issuance of stock in full settlement of debts as described in Notes 7, 8, 10 and 12 as the fair value of the equity interest granted was equivalent to the carrying amount of the settled debts.


Note 12 - Stockholders' Equity

Common Stock

During the year ended December 31, 1999, 895,000 warrants were exercised resulting in proceeds of $1,328,958.

In connection with the reverse stock split discussed below, the Company amended its Articles of Incorporation to reduce the authorized common shares from 100,000,000 at $0.001 par value to 50,000,000 at $0.01 par value.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 12 - Stockholders' Equity (Continued)

During 1998, the Company completed six private placements for a total of 1,011,250 shares and received total net proceeds of approximately $925,000, net expense of $81,423.

During 1997, the Company issued 1,037,504 shares of common stock through private placements, receiving net proceeds of approximately $1,600,000 after expenses.

In 1998 and 1997, the Company issued a total of 1,063,994 and 180,958 common shares, which includes shares also disclosed in Notes 7, 8 and 10, in full settlement of various debts amounting to approximately $1,084,000 and $287,000. The Company did not recognize any gains or losses on the conversion as the fair value of the equity interest granted was equivalent to the carrying amount of the settled debts.

Stock Split

In January 2000, the Board of Directors declared a one-to-ten reverse stock split. All stock related data in the consolidated financial statements reflect the stock split for all periods presented.

Stock Options

The Company has issued options to purchase common stock to certain officers, employees and others under various stock option plans for services performed and to be performed. Some options require continued employment.

Option activity is as follows:

                                                                Weighted Average
                                            Number of
                                               Shares             Exercise Price
                                     -----------------       -------------------

Outstanding at January 1, 1997                 96,750      $               2.30
    Granted                                   297,750                      1.70
    Exercised                                  (5,750)                     1.40
    Expired/canceled                           (9,000)                     2.70
                                     -----------------       -------------------

Outstanding at December 31, 1997              379,750                      1.80
    Granted                                   283,000                      1.80
    Exercised                                       -                         -
    Expired/canceled                         (275,750)                     1.60
                                     -----------------       -------------------

Outstanding at December 31, 1998              387,000                      1.90
    Granted                                   570,000                      1.50
    Exercised                                       -                         -
    Expired/canceled                          522,000                      2.00
                                     -----------------       -------------------

Outstanding at December 31, 1999              435,000      $               1.50
                                     -----------------       -------------------

Exercisable at December 31, 1999              435,000      $               1.50
                                     -----------------       -------------------

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Stock Options (Continued)

Information relating to stock options at December 31, 1999 summarized by exercise price are as follows:




                                Outstanding                             Exercisable
                 ---------------------------------------------------------------------------
                                         Weighted Average             Weighted Average
                 ---------------------------------------------------------------------------

Exercise Price                     Remaining Life
Per Share                             (Months)        Exercise                    Exercise
                   Shares                               Price        Shares         Price
                 ---------------- -----------------  ---------------------------  ----------

   $1.50                  435,000               39 $        1.50        435,000 $      1.50
                 ---------------- -----------------  ---------------------------  ----------




In June 1999, the Company's board of directors revalued 435,000 common stock shares, based on the fair value of the stock, and amended the exercise price to $1.50 per share.

During the years ended December 31, 1999, 1998 and 1997, the Company recorded $22,750, $187,073 and $43,450, respectively, related to stock-based compensation in conjunction with stock options granted to non-employees.

During 1999, the Company's Board of Directors revalued 435,000 outstanding options to their fair value. As a result, stock-based compensation of $16,050 was recorded in the current year for options held by non-employees.

During the years ended December 31, 1999 and 1998, the Company recorded stock-based compensation of $10,000 and $60,000 related to employee options. These amounts represent the excess fair market price of the Company' stock at the date of grant over the exercise price.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Pro Forma Information

In accordance with SFAS 123 and described in Note 2, the Company continues to account for stock-based compensation utilizing the intrinsic value method prescribed by APB 25. Had compensation cost for stock options issued to employees been determined based on the fair value at grant dates consistent with the method of SFAS 123, the Company's net loss and net loss per share would have increased to the pro forma amounts presented below:



                                                           ----------------------------------------------

December 31,                                                       1999            1998             1997
                                                           -------------    ------------   --------------

Net loss, as reported                                    $   (1,853,012)     (1,723,647)      (1,824,199)

Net loss, pro forma                                          (1,935,285)     (1,900,179)      (2,265,081)

Loss per common share - basic and diluted, as reported   $         (.25)           (.38)            (.59)

Loss per common share - basic and diluted, pro forma     $         (.27)           (.42)            (.74)


The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: expected volatility of 27%, 106% and 130% in 1999, 1998 and 1997, respectively, an expected life of five and a half years in 1999, five years in 1998, and two years in 1997, no dividends would be declared during the expected term of the options, risk-free interest rate of 5.81%, 5.01% and 6.1% for 1999, 1998 and 1997, respectively.

The weighted average fair value of stock options granted to employees during 1999, 1998 and 1997 was $1.50, $1.60 and $1.60, respectively.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Warrants

During 1998 and 1997, the Company issued 1,011,250 and 1,037,504 shares of common stock through private placements. Each share issued had attached a share purchase warrant to purchase one additional share of common stock for a period of two years.

During 1999, 1998 and 1997, the Company issued a total of 895,000, 520,000 and 225,000 shares in connection with the exercise of warrants by various shareholders, amounting to approximately $1,329,000, $744,000 and $346,000, respectively.

In November 1998, the Company's Board of Directors revalued 2,248,754 outstanding warrants based on the fair value of the stock, and amended the exercise price to $1.50 per share. As a result, interest expense of $126,073 was recognized in the 1998 year.

Outstanding and exercisable warrants at December 31, 1999 to acquire the Company's stock, held primarily by existing stockholders, are as follows:

   Warrants                  Exercise Price                Expiration Date
---------------          -----------------------      --------------------------

   140,000                       $1.50                      October 3, 2000


Note 13 - Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109. At December 31, 1999, the Company has a net operating loss carryforward (NOL) of approximately $18,200,000 for federal tax purposes. At December 31, 1999, the Company has a deferred tax asset of approximately $7,400,000, which primarily relates to net operating losses. A 100% valuation allowance has been established as management cannot determine whether it is more likely than not that the deferred tax asset will be realized. The NOLs expire as follows:

   Year ending December 31,                              Amount
-------------------------------              -------------------------------

          2007                             $                      5,400,000
          2008                                                    2,000,000
          2009                                                    2,300,000
          2010                                                    1,400,000
          2011                                                    1,700,000
          2012                                                    2,200,000
          2018                                                    1,400,000
          2019                                                    1,800,000
                                             -------------------------------

          Total                            $                     18,200,000
                                             -------------------------------

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 13 - Income Taxes (continued)

The Company's net operating loss carryforwards may be limited due to ownership changes as defined under Section 382 of the Internal Revenue Code of 1986.

Note 14 - Commitments and Contingencies

Lease Commitments

Minimum lease commitments under noncancelable operating lease agreements are as follows:

         Year ending
         December 31,                                              Amount
-------------------------------                      ---------------------


         2000                                      $              130,354
         2001                                                     134,625
         2002                                                     134,625
         2003                                                     134,625
         2004                                                     132,656
         Thereafter                                                55,000
                                                     ---------------------

         Total                                     $              721,885
                                                     ---------------------

Rent expense was $151,131, $142,987 and $140,788 for the years ended December 31, 1999, 1998 and 1997, respectively.

Royalty Agreements

The Company is required to pay royalties related to certain patents and trademarks. Total expense related to these agreements was $4,324 in 1999, $3,991 in 1998 and $1,726 in 1997.

Escrow Agreement

In 1991, certain stockholders of the Company entered into an escrow agreement under which a total of approximately 450,000 shares of the Company's common stock were placed in escrow. The shares were entitled to be released from escrow based on the performance of the Company as measured by cash flow (as defined by the agreement) and certain other conditions. While the shares were in escrow, the stockholders waived their rights to receive dividends or participate in the distribution of assets upon a winding up of the Company. Per the agreement, any shares remaining in escrow at December 31, 1999 would be cancelled by the Company. As of December 31, 1999 as the shares were not actually cancelled by the Company's Transfer Agent until January 2000, all such shares remain in escrow. These shares are included in the number of shares outstanding in each of the three years ended 1999. However, these shares have been excluded from the computation of basic and diluted loss per share for each of the three years ended 1999.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Employment Agreements

The Company entered into an employment agreement with one employee in August 1994 and two five-year employment agreements with employees of the Company in July 1998. In June 1999, two of the contracts were amended and expired May 31, 2000. The current salaries under these agreements are $96,000 and $43,000 per annum for each employee. Upon termination, the employees will receive the salaries earned to the date of termination. The employee related to the third contract, resigned effective June 4, 1999 and entered into a one year consulting agreement to provide consulting services at a fee of $5,000 per month, for its term that expires May 31, 2000.

Potential Liability

A former employee of the Company is seeking a severance payment of $101,500 per terms of his employment agreement, which was voluntarily terminated in November 1998. The parties have agreed to arbitration scheduled to take place during 2000. The Company has established a liability for the entire amount.

Note 15 - Significant Concentrations of Credit Risk, Major Customers and Other Risks and Uncertainties

The Company operates primarily in one industry segment: developing, manufacturing and distributing of inflatable commercial packaging systems. The Company's sales are primarily to companies producing Silicon wafers and computer chips in California, Arizona, Oregon, Colorado and Texas in the United States, Denmark and the U.K. in Europe, and Singapore in Asia. Sales to unaffiliated customers which represent more than 10% of the Company's net sales for 1999, 1998 and 1997 were as follows:

                                                     December 31,
                                      ------------------------------------------

                                               1999         1998           1997
                                      ------------------------------------------

         Customer
             A                                   16 %         15 %          22
             B                                    -            - %          13
             C                                   17 %         31 %           - %
             D                                   24 %         18 %           -


Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. The Company frequently makes large credit sales to customers. At December 31, 1999 and 1998, approximately $41,162 or 84%, and $69,400 or 72% of the Company's accounts receivable were due from three customers, respectively.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements



Note 16 - Related Party Transactions

The Company issued 475,833 shares of common stock to a related party through a private placement for net proceeds of $635,769 during 1997 (See also Note 7).

During 1997, the Company issued 350,000 shares of common stock to an affiliate of a related party through a private placement for net proceeds of $548,742 (See also Note 8).

During 1997, the Company was billed $126,000 for fees due to a related party related to private placements (See Note 7).

During 1998, the Company issued 81,000 shares of its common stock to the Chief Executive Officer in exchange for salary expenses of $81,000. The transaction was based on the fair value of the stock on the date the services were rendered.

The President and Chairman of the Board of Schmitt Industries, Inc., who is also a director of the Company, acquired an aggregate of 1,208,000 shares of common stock in 1998 from another principal shareholder.


Note 17 - Subsequent Events


On March 24, 2000, the Board of Directors of the Company approved a temporary reduction in the conversion price on the 7% Senior Convertible Debenture into common stock. The conversion price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion, with a minimum conversion price of $.50. The notice of conversion for the temporary reduction must be received by April 30, 2000 and must include all accrued interest through May 31, 2000. As a result, the Company will record an expense related to the reduction in conversion price.

On March 24, 2000, the Board of Directors also approved a temporary reduction in the exercise price of all warrants and options outstanding. The exercise price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion with a minimum conversion price of $.50. The notice of exercises must be received by April 30, 2000. As a result of this temporary reduction, the Company will record compensation expense for the difference between original exercise price and reduced exercise price multiplied by the number of outstanding warrants and options.

                                                 Air Packaging Technologies Inc.
                                                                  And Subsidiary


                                      Notes to Consolidated Financial Statements


Note 17 - Subsequent Events (Continued)

Subsequent to December 31, 1999, the Company cancelled 100,000 stock options outstanding to officers and issued an additional 335,000 stock options, which expire December 31, 2004 and are subject to certain vesting terms. Any applicable compensation expense will be recorded in 2000.

On March 27, 2000, the Company entered into a one year investment banking agreement with Givigest Fiduciaria SA, "Givigest", to raise equity capital. On March 27, 2000, the Company and Givigest agreed to raise up to $500,000 on or before April 30, 2000. There are no assurances that the Company will be able to raise any proceeds under this agreement.


Schedule II - Valuation and Qualifying Accounts and Reserves




                                            Column B           Column C             Column D         Column E
                                      -------------------------------------------------------------------------
                                                              Additions
                                          Balance at         Charged to                               Balance
                                           Beginning          Costs and                             at End of
Description                                  of year           Expenses           Deductions             Year
                                      -------------------------------------------------------------------------

Allowance for possible losses on
receivables

Year ended December 31,

   1999                             $          5,130   $         17,500      $             -       $    22,630


   1998                                        3,878              1,252                    -             5,130

   1997                                        1,842              2,576                 (540)            3,878

Allowance for inventory reserve

Year ended December 31,

   1999                             $         63,066   $              -      $       (30,123)(a)   $    32,943


   1998                                      153,637                  -              (90,571)(a)        63,066

   1997                                      361,393             97,202             (304,958)(a)       153,637


(a)                                                                                Write-off of obsolete inventory.

AIR PACKAGING TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Balance Sheets

                                                             3/31/00                        12/31/99
                                                           (Unaudited)                      (Audited)
                                                           ----------                       ---------

ASSETS
Current assets
Cash                                                            $  511,128                    $ 1,150,151
Trade receivables, net of allowance of
    $22,630 and $22,630                                            108,658
                                                                                                   57,603
Inventories, net of reserve of $33,000
    and $33,000                                                    681,987                        577,389
Advances and prepaids                                              50,339
                                                                                                  41,895
     Total current assets                                        1,352,112                      1,827,038

Property and equipment, net of depreciation
    of $1,556,258 and  $1,498,949                                  676,655                        714,186
Intangible assets, net of amortization of
    of $588,656 and $575,960                                       220,973                        229,378
Deferred financing costs, net of amortization
    of $19,792 and $10,417                                         130,208                        139,583
Deposits                                                            60,100                         60,100
                                                       -------------------             -------------------
     Total assets                                              $ 2,440,048                    $ 2,970,285
                                                       ====================            ===================


LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable & accrued expenses                             $  232,237                     $  402,031
Deferred revenue                                                    14,992
                                                                                                    8,795
                                                       --------------------            -------------------
     Total current liabilities                                     247,229                        410,826

Senior convertible notes                                         1,500,000                      1,500,000
                                                       --------------------            -------------------
     Total long term liabilities                                 1,500,000                      1,500,000

Common stock, $.01 par value per share.
 Authorized - 50,000,000 shares;
 Issued and outstanding  7,520,415 at
    March 31, 2000 and 7,966,408 at
    December 31, 1999                                               75,204
                                                                                                   79,664
Additional paid in capital                                      20,794,247                     20,789,787
Accumulated deficit                                            (20,176,632)                   (19,809,992)
     Total stockholders' equity                                    692,819                      1,059,459

     Total liabilities & stockholders' equity                  $ 2,440,048                    $ 2,970,285
                                                       ====================            ===================


See notes to consolidated financial statements.

                                                       F-26

AIR PACKAGING TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Operations

                                                         Three months ended              Three months ended
                                                               3/31/00                          3/31/99
                                                             (Unaudited)                     (Unaudited)
                                                         -----------------               -------------------

Net sales                                                $         147,452               $         199,029

Cost of sales
                                                                   129,343                         184,912

Gross profit
                                                                    18,109                          14,117

Operating expenses:
General, administrative and selling expenses
                                                                   366,753                         378,957

Research and development
                                                                      -                                677
Total operating expenses
                                                                   366,753                         379,634

Loss from operations
                                                                  (348,644)                       (365,517)

Interest expense/(income)
                                                                    17,996                          (3,507)

Net loss                                                 $        (366,640)              $        (362,010)
                                                         =================               ==================


Loss per common share:
     Basic and diluted                                   $           (0.05)              $           (0.05)
                                                         =================               ==================


Weighted average number of common
shares outstanding:
     Basic and diluted
                                                                 7,520,415                       6,789,255
                                                         =================               ==================



AIR PACKAGING TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

                                                            Three months ended                      Three months ended
                                                                  3/31/00                                 3/31/99
                                                                (Unaudited)                             (Unaudited)
                                                         -----------------------                 -----------------------

Cash flows from operating activities:
  Net loss                                               $              (366,640)                $             (362,010)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization
                                                                          79,379                                 68,138
     Increase (decrease) from changes in:
       Trade receivables
                                                                         (51,055)                               (29,962)
       Inventories
                                                                        (104,598)                              (177,470)
       Advances and prepaids
                                                                          (8,444)                                50,266
      (Decrease) increase from changes in:
       Accounts payable & accrued liabilities
                                                                        (169,794)                               (41,714)
       Deferred revenue
                                                                           6,197                                    (88)
                                                         -----------------------                 ----------------------
       Net cash used in operating activities
                                                                        (614,955)                              (492,840)

Cash flows from investing activities:
  Purchases of property and equipment
                                                                         (19,778)                               (12,504)
  Patent expenditures
                                                                          (4,290)                               (14,245)
       Net cash used in investing activities
                                                                         (24,068)                               (26,749)

Cash flows from financing activities:
  Proceeds from exercise of warrants
                                                                               -                                 615,000
                                                         -----------------------                 ----------------------
       Net cash provided by financing activities
                                                                               -                                615,000
Net (decrease) increase in cash
                                                                        (639,023)                                95,411

Cash, beginning of period
                                                                       1,150,151                                125,799
Cash, end of period                                      $               511,128                 $              221,210
                                                         =======================                 ======================

Supplemental disclosure of
       cash flow information:
  Cash paid during the three months for:
     Income taxes
     Interest                                            $                     -                 $                  800
                                                         $                     -                 $                    -

See notes to consolidated financial statements.







                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



March 31, 2000
                                   (Unaudited)


Note 1 - Statement of Information Furnished

In the opinion of management the accompanying unaudited financial statements contain all adjustments (consisting only of normal and recurring accruals) necessary to present fairly the financial position as of March 31, 2000, and the results of operations and cash flows for the three month periods ended March 31, 2000 and 1999. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's Annual Report and the Form 10-K for the fiscal year ended December 31, 1999.

The results of operations for the three month period ended March 31, 2000 are not necessarily indicative of the results to be expected for any other period or for the entire year.

Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in this registration statement.

Note 2 - Earnings (Loss) Per Common Share

The Company computes loss per common share under SFAS No. 128, "Earnings Per Share," which requires presentation of basic and diluted earnings (loss) per share. Basic earnings (loss) per common share is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings (loss) per common share reflects the potential dilution that could occur if securities or other contracts, such as stock options, to issued common stock were exercised or converted into common stock. Common stock options were not included in the computation of diluted loss per common share for the three months ended March 31, 2000 and 1999 because the effect would be antidilutive.

Note 3 - Stock Split

In January 2000, the Board of Directors declared a one-to-ten reverse stock split. All stock-related data in the consolidated financial statements reflect the stock split for all periods presented.

Note 4 - Exercise of Warrants And Options


The Company issued 410,000 shares of its common stock at $1.50 per share upon the exercise of warrants by a shareholder during the three months ended March 31, 1999.

On March 24, 2000, the Board of Directors approved a temporary reduction in the exercise price of all warrants and options outstanding. The exercise price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion with a minimum conversion price of $0.50. The notice of exercises must be received by April 30, 2000.

During the three months ended March 31, 2000, the Company cancelled 100,000 stock options outstanding to officers and issued an additional 375,000 stock options, which expire December 31, 2004 and are subject to certain vesting terms. F-29

During the three months ended March 31, 2000, a warrant holder submitted 40,000 warrants to purchase common stock for cancellation by the Company.


Note 5 - Senior Convertible Notes

During the year ended December 31, 1999, the Company issued $1,500,000 in Senior Convertible Notes with interest payable annually on June 30 at 7% per annum. The Senior Convertible Notes are unsecured and due on September 30, 2003. At the option of the holder, the holder may convert the principal amount of such Note at any time before September 30, 2003, into shares of common stock. The conversion price is equal to or greater than the fair value of the stock on the date the Senior Convertible Notes were issued.

At the holder's option, the holder may elect to receive any annual interest payment in common stock of the Company at a 20% discount. The difference between the fair market value of the stock on date of conversion and the conversion price will be recorded as additional interest expense.

In conjunction with these Notes, the Company paid a finder's fee of $150,000 and other financing costs, which is being amortized over the life of the Notes.

On March 24, 2000, the Board of Directors of the Company approved a temporary reduction in the conversion price on the 7% Senior Convertible Debenture into common stock. The conversion price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion, with a minimum conversion price of $0.50. The notice of conversion for the temporary reduction must be received by April 30, 2000 and must include all accrued interest through May 31, 2000. During April 2000, the Company received notices of conversion from all of the debenture holders. As a result, during the second quarter of the year 2000 the Company will record an expense of approximately $900,000 related to the reduction in conversion price.

Note 6 - Liquidity and Going Concern

The financial statements as of March 31, 2000 have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company's ability to continue as a going concern because of the magnitude of the Company's losses during the past three years of ($1,853,012), ($1,723,647) and ($1,824,199) in 1999, 1998, and
1997, respectively and a net loss of ($366,640) for the three months ended March 31, 2000 and an accumulated deficit of ($20,176,632) at March 31, 2000. The Company's continued existence is dependent upon its ability to raise additional capital, to increase sales, to significantly improve operations, and ultimately become profitable.

The Company believes that future investments and certain sales-related efforts will provide sufficient cash flow for it to continue as a going concern in its present form. However, there can be no assurance that the Company will achieve such results. Accordingly, the consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

On March 27, 2000, the Company entered into a one-year investment banking agreement with Givigest Fiduciaria SA "Givigest" to raise equity capital. As of April 30, 2000, the Company has been advised that $225,000 has been raised pursuant to the agreement and the subscription agreement is being prepared and the funds will be forwarded to the Company during the second quarter of fiscal 2000.





                                      F-30




PART  II -- INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

         Estimated   expenses  payable  in  connection  with  the  sale  of  the
Securities covered hereby are as follows:


         Registration fee                                           $     418.45


         NASD filing fee                                            $      -0-

         Printing and engraving expenses                            $   1,000.00


         Legal fees and expenses                                    $  35,000.00

         Accounting fees and expenses                               $   7,000.00


         Blue Sky fees and expenses
                (including legal fees)                                     -0-

         Transfer agent and registrar
                 fees and expenses                                          nil


         Miscellaneous                                                     -0-
                                                                    ============

                                                           Total    $  43,418.45



Item 14. Indemnification of Directors and Officers

         Delaware General Corporation Law. The Registrant has statutory authority to indemnify its officers and directors. The applicable portions of the Delaware General Corporation Law (the "DOCL") state that, to the extent such person is successful on the merits or otherwise, a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action. suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("such Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding. had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Person for costs actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim or matter as to which such Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine such indemnity is proper.

         Under the applicable provisions of the DGCI- any indemnification shall be made by the Registrant only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:

(1) By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding; or

(2) If such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) By the affirmative vote of a majority of the shares entitled to vote thereon.

         Certificate of Incorporation and Bylaws. The Registrant's Certificate of Incorporation eliminates the personal liability of the Registrant's directors for monetary for breach of their fiduciary duty of care as directors to the Registrant and its stockholders notwithstanding any provision of law imposing such liability. The Registrant's Certificate of Incorporation, however, does not eliminate liability of the Registrant's directors for (t) breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for the unlawful payments of dividends or unlawful stock repurchase or redemption as provided in Section 174 of the DGCI, or (iv) for any transaction from which the director derived an improper personal benefit if such persons are parties to, or are threatened to be made parties to, certain proceedings by reason of their position as officers or directors of the Registrant. Article IV of the Registrant's By-Laws provides for the indemnification of the Registrant's directors, officers, employees and other agents. . The Registrant's Certificate of Incorporation and By-Laws, which are filed as Exhibit 3.1 and Exhibit 3.2 of the Registrant's Form 10, dated July 23, 1999, are hereby incorporated by reference.


Item 15.  RECENT SALES OF UNREGISTERED SECURITIES


         In September and October of 1999, the Company successfully undertook the placement of $1,500,000 of 7% Senior Convertible Debentures due 2003. Each debentures provides for 7% annual interest payable in annual payments beginning June 30, 2000; are as a class senior in rights as to payment of interest and in liquidation rights to all other debentures, whether presently outstanding or issued in the future; are convertible, after the January 5, 2000 1 for 10 reverse split, into common stock of the Company at $1.50 per share through and including September 30, 2001 and $2.50 per share thereafter until maturity; and are due and payable in full, if not converted prior to, on September 30, 2003. These securities were sold pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D and/or Regulation S promulgated thereunder.

         On March 24, 2000, the Board of Directors of the Company approved a temporary reduction in the conversion price on the 7% Senior Convertible Debentures into common stock. The conversion price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior the receipt of a notice of conversions, with minimum conversion price of $0.50. The notice of conversion for the temporary reduction had to be received by April 30, 2000 and had to include all accrued interest through May 31, 2000. The entire $1,500,000 in debentures plus accrued interest were converted into 3,137,943 shares of the Company's common stock. As a result, the Company will record an expense related to reduction in conversion price.

         The majority of the common stock offered with this registration is the stock issued pursuant to the conversion of the 7% Senior Convertible Debentures discussed hereinabove.

         Pursuant to the terms of the Investment Banking Agreement between he Company and Givigest Fiduciaria SA ("Givigest") signed March 27, 2000, the
Company issued to Givigest 100,000 shares of its common stock containing a restrictive legend valued at $42,000 and 250,000 warrants to purchase common stock at $.50 per share for three years from the date of issue valued at $11,300. The shares and warrants were issued pursuant to an exemption from registration under Sections 4(2) of the Securities Act of 1933.

         On May 31, 2000, the Company issued 450,000 Shares of its common stock and 450,000 Warants to purchase common stock at $.50 per share for three years to Zandano, Gabbrielli & Partners SA in return for the sum of $225,000. Pursuant to the terms of the Investment Banking Agreement with Givigest, 22,500 warrants with terms identical to the warrants issued to Zandano were issued to Givigest as a finders fee. The shares and warrants were issued pursuant to an exemption from registration under Sections 4(2) of the Securities Act of 1933.



          In addition to the foregoing, the Company has sold the following unregistered securities:

                                               Class of             Nature              Amount
                               Amount         Persons to              of                  of            Exemption
Dates     Title               Sold (4)        Whom Sold          Consideration       Consideration       Claimed
-----     -----             ------------    --------------      ----------------  -----------------   ------------

6/11/99   Common             3,350,000         1 Offshore            Cash                $  502,500           Reg S
          Stock(3)                             Accredited
                                               Investor

4/26/99   Common             1,600,000         1 Offshore            Cash                $  240,000           Reg S
          Stock(3)                             Accredited
                                               Investor

1/28/99   Common             2,466,667         1 Offshore            Cash                $  370,000        Rule 504
          Stock(3)                             Accredited                                                  and/or
                                               Investor                                                    Reg S


1/28/99   Common                33,333         1 Offshore            Cash                $    5,000           Reg S
          Stock                                Accredited
                                               Investor

1/15/99   Common             1,500,000         1 Offshore            Cash                $  150,000           Reg S
          Stock & Warrants                     Accredited
          (On a 1 for 1                        Investors
          basis)

1/15/99   Common               500,000         1 Accredited          Cash                $   68,000         Section
4(2)      Stock & Warrants                     U.S. Investor
         (On a 1 for 1
           basis)

-------------------------------------------------------------------------------------------------------------------


12/21/98  Common             4,200,000         1 Offshore            Cash               $   630,000        Rule 504
          Stock (3)                            Accredited
                                               Investor

9/98 -
12/98     Common            10,431,561           Ten               Conversion of        $ 1,066,572           Reg S
          Stock                                Offshore            Debt to Equity
                                               Accredited
                                               Investors


9/98      Common               208,387         1 Accredited        Conversion of        $    25,000       Section 4(2)
          Stock                                U.S. Investor       Debt to Equity

9/11/98   Common             1,000,000         1 Offshore            Cash               $   125,475           Reg S
          Stock(3)                             Accredited
                                               Investor


1/98 -    Common             8,112,500         4 Offshore            Cash               $   985,657           Reg S
12/98     Stock & Warrants                     Accredited
         (On a 1 for 1                         Investors
          basis)

-------------------------------------------------------------------------------------------------------------------


11/4/97   Common               369,209         1 U.S.                Cash               $    99,723       Section 4(2)
          Stock & Warrants(2)                  Accredited
         (On a 1 for 1                         Investor
          basis)

5/97 -    Common             2,250,000         3 Offshore            Cash               $   365,117           Reg S
11/97     Stock(3)                             Accredited
                                               Investors


1/97 -    Common             1,809,580         3 Offshore          Conversion of        $   288,907           Reg S
7/97      Stock                                Accredited          Debt to Equity
                                               Investors


1/97 -    Options to            57,500         4 Sophisticated       Bonus              $     9,539       Section 4(2)
12/97     Acquire                              Employees             Consideration
          Common Stock                                               to Employees


5/97      Convertible        2,300,000         1 Offshore            Cash               $ 1,250,000           Reg S
          Debenture(1)                         Accredited
                                               Investor

1/97 -    Common            10,005,830         4 Offshore            Cash               $   834,645           Reg S
11/97     Stock &                              Accredited
          Warrants(2)                          Investors
         (On a 1 for 1
          basis)

--------------------------------------------------------------------------------------------------------------------


5/96      Common             7,477,778         8 Offshore            Cash               $ 1,235,638           Reg S
12/96     Shares (2)                           Accredited
          and Warrants                         Investors
         (On a 1 for 1
          basis)


7/96      Common               293,743         2 Offshore          Conversion of        $   108,555           Reg S
          Stock                                Accredited          Debt to Equity
                                               Investors


(1) 1,250,000 of the debt was converted on May 29, 1997, to 2,300,000 shares of Common Stock plus 2,300,000 Warrants exercisable at $0.15 per share, and expiring on May 29, 1999.

(2) Each Warrant provides the right to acquire one share of Common Stock at $0.15, and has a two year term.

(3) Issued in connection with the exercise of Warrants previously placed with offshore investors.

(4) Number of shares does not reflect the 10 for 1 reverse split that became effective January 4, 2000.




Item 16.  Exhibits and Financial Statement Schedules

(a)      Exhibits:

         The following exhibits are submitted herewith or incorporated by reference as indicated:


Exhibit
Number        Description
---------     -----------

3.1***  - Articles of Incorporation
3.2*    - Bylaws
4.1     - Included in Exhibits 3.1 and 3.2
4.2**   - Form of Debenture

5.1 - Opinion Letter from J. Garry McAllister as to legality of shares being registered.

10.1****- (a) Lease Agreement for plant facilities
          (b) Renewal of lease agreement

10.2*   - (a) 1. Employment Agreement with Garvin McMinn
          (a) 2. Amendment to Employment Contract with Garvin McMinn
          (b) 1. Employment Contract with CFO Janet Maxey
          (b) 2. Amendment to Employment Contract with CFO Janet
                             Maxey
          (c) 1. Senior Executive Contract with Vice President
                             Elwood Trotter
          (c) 2. Amendment to Employment Contract with Vice
                    President Elwood Trotter
10.3*   - Form of Option Certificate delivered to certain Key
                             Employees in connection with the Grant of
                             Individual Options to said Employees
10.4*   - Patent Royalty Agreement between Puff Pac, Ltd.
                             (the Company's predecessor), and Puff Pac People.

10.5*   - 1999 Non-Qualified Key Man Stock Option Plan
10.6#   - Givigest Fiduciaria SA Investment Banking Agreement
16**    - Letter re Change in Certifying Accountant
22      - Subsidiaries of the Registrant


       Name                         Domicile

  Puff Pac Industries     (Canada) Inc. (inactive)      Canada


23.1 - Independent   Auditor's  Consent  and  Report  on  Schedules  -  Hein &
       Associates LLP
23.2 - Consent of  Independent  Certified  Public  Accountants - BDO Seidman LLP
24.2 - Consent of J. Garry McAllister (included in Exhibit 5.1) 25.1** - Power of Attorney is contained on Page II-8 of the Registration Statement.


--------------

* Documents previously filed by the Registrant on Amended Form 10, filed July 23, 1999, and incorporated by this reference. ** Documents previously filed on November 17, 1999, and incorporated by reference. *** Documents previously filed July 23, 1999 and January 13, 2000, and incorporated by reference. **** Documents previously filed on July 23, 1999 and incorporated by reference and on this date. # Document previously filed in Form 10-K, filed April 14, 2000, and incorporated by this refernce,


Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933. as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise. the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

      (1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

      (2)that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;


      (4)that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
      (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and.

      (5)that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on Its behalf by the undersigned, thereunto duly authorized in the City of Valencia, State of California, on the 28th day of July, 2000


                                                      /s/ Donald Ochacher
                                                     --------------------------
                                                     Donald Ochacher, President

                                POWER OF ATTORNEY

    Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Donald Ochacher and Janet Maxey, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S- I of Air Packaging Technologies, Inc., and to file the same, with all exhibits thereto and other documents In connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all Intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the Following persons in the capacities and on the dates indicated.

   Signatures                 Title                              Date
   ----------                 -----                              ----

/s/ Donald Ochacher
____________________       President and Director             7/28/2000
Donald Ochacher


/s/ Janet Maxey
____________________       Chief Financial Officer            7/28/2000
Janet Maxey


/s/ Wayne Case
____________________       Director                           7/28/2000
Wayne Case


/s/ Carl Stadelhofer
____________________       Director                           7/28/2000
Carl Stadelhofer